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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Sanchez Energy Corporation
(Name of Registrant as Specified In Its Charter)

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SANCHEZ ENERGY CORPORATION
1000 Main Street
Suite 3000
Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        To the Stockholders of Sanchez Energy Corporation:

        Notice is hereby given that the Annual Meeting of Stockholders of Sanchez Energy Corporation (the "Company," "we," or "our") will be held at 1000 Main Street, Houston, Texas 77002 in the Tunnel-level Conference Room on Tuesday, May 24, 2016, at 9:00 a.m., Central Time (the "Annual Meeting"). The Annual Meeting is being held for the following purposes:

          1.     To elect two Class I directors for a term of three years.

          2.     To amend the Company's Second Amended and Restated 2011 Long Term Incentive Plan (the "Plan") to increase the number of shares available for incentive awards under the Plan by 5 million additional shares of common stock.

          3.     To approve, on an advisory basis, the compensation of our named executive officers.

          4.     To ratify the selection of KPMG LLP as the Company's independent registered public accountants for 2016.

          5.     To transact such other business as may properly come before the Annual Meeting.

        These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 1, 2016.

YOUR VOTE IS IMPORTANT

        If you wish to vote your shares via the Internet or telephone, please promptly follow the instructions on your proxy card so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

Gregory B. Kopel Secretary

Houston, Texas
April 21, 2016

i

ii

SANCHEZ ENERGY CORPORATION
1000 Main Street
Suite 3000
Houston, Texas 77002

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

        The Board of Directors (the "Board") of Sanchez Energy Corporation (the "Company," "Sanchez Energy," "we," "us" or "our") requests your Proxy ("Proxy") for the Annual Meeting of Stockholders (the "Annual Meeting") that will be held on Tuesday, May 24, 2016, at 9:00 a.m., Central Time, at 1000 Main Street, Houston, Texas 77002 in the Tunnel-level Conference Room. By granting the Proxy, you authorize the persons named on the Proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares, to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

        If you attend the Annual Meeting, you may vote in person. If you would like to attend the Annual Meeting and vote in person, you may contact us at (713) 783-8000 for directions to the Annual Meeting. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper Proxy. You may revoke the Proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the Internet or by telephone after the grant of the Proxy, or by signing and delivering to the Secretary of the Company a Proxy with a later date. Your attendance at the Annual Meeting will not revoke the Proxy unless you give written notice of revocation to the Secretary of the Company before the Proxy is exercised or unless you vote your shares in person at the Annual Meeting.

HIGHLIGHTS OF OUR PERFORMANCE IN 2015

        At the Annual Meeting, stockholders will be given an opportunity to learn more about our 2015 performance.

        Our operating environment in 2015 was characterized by significant commodity price volatility, distress in the capital markets, and considerable uncertainty with respect to the future of our industry. In response to this challenging environment, our management team developed and executed a focused and disciplined strategic plan in 2015 that resulted in:

  •
  Record annual production of 19.2 MMBoe for an average annual production rate of approximately 52,560 Boe/d, an increase of 72% over 2014 production;

  •
  Results at Catarina, our most active area of development in 2015, that include a 40% improvement in estimated ultimate recoveries ("EUR") and a reduction in average well cost from $8.8 million when we acquired the asset in 2014 to $3.5 million in 2015, a savings of approximately 60% per well on average in less than two years;

  •
  Upstream capital expenditures (including accruals) of $545 million, a reduction of approximately 37% compared 2014;

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  The completion of our July 2015 to June 2016 Catarina drilling commitment of 50 wells on January 1, 2016, approximately six months earlier than required;

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  Replacement of in excess of 3.0x the reserves we produced in 2015 as a result of additions and technical revisions, excluding downward adjustments stemming from commodity price volatility;

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  Opportunistic redeployment of capital in legacy areas of our asset base, where we are able to exploit an industry-wide focus on capital preservation to accumulate acreage that fits well within our operating focus;

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  A safety record across our asset base, which we believe compares very favorably to industry standards, with a total recordable injury rate ("TRIR") of less than 0.45;

  •
  The sale of two assets to Sanchez Production Partners LP ("SPP"), which resulted in total cash consideration of approximately $430 million to Sanchez Energy;

  •
  A strategic relationship with SPP, together with an extensive inventory of assets suitable for the master limited partnership model, which we believe may be opportunistically divested and which provides a potentially valuable source of capital and liquidity in the years ahead;

  •
  Total liquidity of $735 million at December 31, 2015, which stems from an undrawn credit facility with $300 million of borrowing capacity and approximately $435 million in cash;

  •
  Hedge positions with mark-to-market value of approximately $155 million at year-end 2015; and

  •
  The execution of a gas gathering and processing joint venture with Targa Resources to construct a cryogenic processing plant and high pressure gathering pipeline near Catarina, which is expected to provide a path to improved yields, lower processing fees, and significant marketing benefits in the years to come.

        Our 2015 results were shaped by our operating environment and driven by a management team that is focused on financial discipline and operating efficiencies. In response to our operating environment, we took decisive actions to reduce capital spending, manage operating costs, and promote operating efficiencies throughout 2015, which allowed us to significantly exceed our production targets despite lower capital spending, as illustrated in the chart that follows:

Category	January 2015 Guidance(1)	Full Year 2015 Results	Variance vs. Guidance Midpoint
Capital Spending—Upstream ($ million)	$560 - $600	$545	–6%
Targeted Wells Costs at Catarina ($ million)	$5.0	$3.5	–30%
Production Volumes (BOE/D)	40,000 - 44,000	52,560	25%
Operating Costs and Expenses ($/BOE)
Oil and natural gas production expenses(2)	$9.00 - $10.00	$8.16	–14%
Production and ad valorem taxes	$2.00 - $3.00	$1.40	–44%
General and administrative expenses(3)	$3.00 - $3.50	$3.09	–5%

Total operating costs and expenses	$14.00 - $16.50	$12.65	–17%

(1)
Released January 7, 2015, at which time we projected total capital spending to range between $600 million and $650 million. This compares to an initial 2015 capital budget of approximately $1.15 billion, which was set prior to the decline in oil prices that began in 2014.

(2)
Full Year 2015 Results include amortization of gain on sale of Catarina Midstream of ($0.58) per Boe for the three months ended December 31, 2015 and ($0.16) per Boe for the year ended December 31, 2015.

(3)
Full Year 2015 Results exclude stock-based compensation of ($0.20) and ($3.23) per BOE for the three months ended December 31, 2015 and 2014, respectively, and $0.77 and $1.15 per BOE for the year ended December 31, 2015 and 2014, respectively. Also excludes acquisition and divestiture costs included in G&A of $0.71 and $0 per BOE for the three months ended December 31, 2015 and 2014, respectively, and $0.20 and $0.16 per BOE for the year ended December 31, 2015 and 2014, respectively.

        We believe that we are well positioned to prosper in the years ahead. As a result of the execution of our strategic plans, heading into 2016 we have:

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  A management team that is results driven and committed to the optimization of our asset base and cost structure though a focus on the manufacturing process, resulting in one of the lowest cost structures among Eagle Ford operators based on 2015 results;

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  Approximately 200,000 net acres throughout the Eagle Ford Shale, which includes approximately 106,000 contiguous net acres at Catarina;

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  Over 3,000 drilling locations in our asset base, which includes a sizeable inventory of wells that are economic in today's price environment due to our success in the area of capital cost reduction and EUR expansion;

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  A sustainable cost structure driven by a substantial footprint in the Eagle Ford Shale, execution competencies, direct sourcing capabilities and supply chain focus;

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  Financial flexibility that stems from liquidity of approximately $735 million as we enter 2016, early completion of the July 2015 to June 2016 annual drilling commitment at Catarina, and the ability to bank up to 30 wells for the following annual drilling commitment at Catarina, which we believe positions the Company to operate successfully in a "lower for longer" scenario;

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  No bank debt outstanding and no outstanding debt maturing until 2021 and 2023;

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  A business development focus that emphasizes asset quality, financial discipline and risk management over price premiums for the sake of asset accumulation and production growth;

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  Substantial growth opportunities at Catarina, which we believe is fairly valued today at over 3.6x our initial investment despite the recent downturn in commodity prices;

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  A robust hedge program that includes, for 2016, hedges on crude production at an average price of approximately $64/Bbl and hedges on natural gas production at an average price of approximately $3.12/MMbtu, which are expected to cover approximately 100% of our production and 82% of our revenues in 2016;

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  A 2016 capital budget expected to range between $200 million and $250 million, a reduction of approximately 60% when compared to 2015 capital spending levels, which we anticipate we will fund with available cash and cash flow from operations;

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  Forecast production of between 48,000 and 52,000 BOE/D, which represents no material change when compared to 2015 production, despite significantly lower capital spending in 2016; and

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  Considerable upside potential should commodity prices recover such that our drilling program can be expanded in a cost-efficient manner.

STOCKHOLDERS OF RECORD AND BENEFICIAL OWNERS

        Most of the Company's stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

        Stockholders of Record.    If your shares are registered directly in your name with the Company's transfer agent, then you are considered the stockholder of record with respect to those shares, and this proxy statement (the "Proxy Statement") is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting. The proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

        Beneficial Owners.    If your shares are held in a brokerage account or by a bank or other nominee, then you are considered the beneficial owner of shares held in "street name," and this Proxy Statement will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote. The proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

QUORUM AND VOTING

        Voting Stock.    The Company's common stock, par value $0.01 per share, is the only class of securities that entitles holders to vote generally at meetings of the Company's stockholders. Each share of common stock outstanding on the record date is entitled to one vote.

        Record Date.    The record date for stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 1, 2016. As of the record date, 64,546,513 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

        Quorum and Adjournments.    The presence, in person or by Proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

        If a quorum is not present, the chairman of the Annual Meeting may adjourn the Annual Meeting from time to time to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting of stockholders at which a quorum is present, any business may be transacted that might have been transacted at the meeting of stockholders as originally notified. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment, a new record date for stockholders entitled to vote is fixed for the adjourned meeting, then the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

        Vote Required.    The Class I directors will be elected by the affirmative vote of the holders of a plurality of the shares present in person or by proxy at the Annual Meeting and entitled to be voted at the Annual Meeting. The vote to amend the Company's Second Amended and Restated 2011 Long Term Incentive Plan (the "Plan") to increase the number of shares available for incentive awards under the Plan by 5 million additional shares of common stock (the "Plan Amendment"), the advisory vote to approve our executive compensation and ratification of the selection of the Company's auditors will require the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to be voted at the Annual Meeting. An automated system that Continental Stock Transfer & Trust Company ("Continental") administers will tabulate the votes.

        Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a "broker non-vote") on non-discretionary items if they have not received instructions from the beneficial owners. Brokers do not have discretionary voting authority with respect to any matters to be voted on at the Annual Meeting except the ratification of the selection of the Company's auditors.

        Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. For purposes of the election of the Class I directors, withheld votes will be included in the number of shares voting and will have the effect of a vote against the election of a director; however, broker non-votes will not have any effect on the outcome of the director elections. For purposes of voting on the Plan Amendment and the advisory vote to approve our executive compensation, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal; however, broker non-votes will not have any effect on the outcome of voting for these proposals. For purposes of voting on the ratification of the selection of the Company's auditors, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal.

        Default Voting.    A Proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the Proxy. If you properly complete and submit a Proxy, but do not indicate any contrary voting instructions, then your shares will be voted as follows:

  •
  FOR the election of the Class I directors named in this Proxy Statement as the Board's nominees for election as directors.

  •
  FOR the Plan Amendment.

  •
  FOR the advisory vote to approve our executive compensation.

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  FOR the ratification of the selection of KPMG LLP ("KPMG") as the Company's auditors for 2016.

        If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted in accordance with the discretion of the holders of the Proxy. The Board knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

ITEM ONE.    ELECTION OF DIRECTORS

        The Board has nominated Gilbert A. Garcia and Sean M. Maher for election as Class I directors of the Company to serve for a three year term to expire in 2019 and until either they are re-elected or their respective successors are elected and qualified. Messrs. Garcia and Maher are currently serving as directors of the Company, and their biographical information is contained in the "Directors and Executive Officers" section below.

        The Board has no reason to believe that Messrs. Garcia and Maher will be unable or unwilling to serve if elected. If either Messrs. Garcia or Maher becomes unable or unwilling to accept nomination or election, the persons acting under the Proxy will vote for the election of a substitute nominee that the Board recommends.

The Board unanimously recommends that stockholders vote FOR the election of Messrs. Garcia and Maher.

 DIRECTORS AND EXECUTIVE OFFICERS

        As of the filing of the Proxy Statement with the Securities and Exchange Commission (the "SEC"), the Board and the executive officers of the Company are:

Name	Age	Position
A. R. Sanchez, Jr.	73	Executive Chairman of the Board
Antonio R. Sanchez, III	42	Chief Executive Officer and Director
Gilbert A. Garcia(1)	52	Director
Greg Colvin(1)	56	Director
Alan G. Jackson(1)	72	Director
Sean M. Maher(1)	42	Director
T. Brian Carney(1)	50	Director
Eduardo A. Sanchez	36	President
Garrick A. Hill(2)	49	Interim Chief Financial Officer
Christopher D. Heinson	34	Senior Vice President and Chief Operating Officer
Kirsten A. Hink	49	Senior Vice President and Chief Accounting Officer
Gregory B. Kopel	44	Senior Vice President and General Counsel

(1)
Member of the Nominating and Corporate Governance, the Audit and the Compensation Committees.

(2)
Mr. Hill acts as the Company's Interim Chief Financial Officer until the successor of Mr. Van Riet, the Company's prior Chief Financial Officer, is appointed.

        The Board currently consists of seven members. The directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Garcia and Maher are designated as a Class I directors, and their terms of office expire on the date of the Company's 2016 annual meeting of stockholders. Messrs. Carney, Colvin and Jackson are designated as Class II directors, and their terms of office expire on the date of the Company's 2017 annual meeting of stockholders. Messrs. Sanchez, Jr. and Sanchez, III are designated as Class III directors, and their terms of office expire on the date of the Company's 2018 annual meeting of stockholders.

        Set forth below is biographical information about each of the Company's directors, nominees for director and officers as of the filing of the Proxy Statement.

        A. R. Sanchez, Jr. has served as our Executive Chairman of the Board since November 2012. Mr. Sanchez, Jr. is the co-founder, Chief Executive Officer and Chairman of the Board of Directors of Sanchez Oil & Gas Corporation ("SOG"), a private oil and natural gas company founded in 1972 that engages in the exploration and development of oil and natural gas primarily in Texas and the onshore Gulf Coast areas on behalf of its affiliates. SOG is an affiliate of the Company. Mr. Sanchez, Jr. received his Bachelor of Arts and Doctor of Jurisprudence degrees from St. Mary's University in San Antonio, Texas. Mr. Sanchez, Jr. currently serves as director for the A. R. "Tony" and Maria J. Sanchez Family Foundation. He is also a director and stockholder of International Bancshares Corporation, a member of the Board of Visitors and Membership/Board Development Task Force at the University of Texas MD Anderson Cancer Center and a member of the Board of Trustees at Baylor College of Medicine. Because Mr. Sanchez, Jr. has over 41 years of experience in the oil and natural gas industry as well as a comprehensive understanding of oil and gas operations, we believe that Mr. Sanchez, Jr. is qualified to serve as a director of the Company. Mr. Sanchez, Jr. is the father of Mr. Antonio R. Sanchez, III, our Chief Executive Officer and member of the Board, and Mr. Eduardo A. Sanchez, our President.

        Antonio R. Sanchez, III has served as our Chief Executive Officer since our formation in August 2011 and has been directly involved in the oil and gas industry for over 16 years. Mr. Sanchez, III served as our Chairman of the Board from August 2011 to November 2012 and continues to be a member of our Board. Mr. Sanchez, III also served as our President from August 2011 until October 2015. Mr. Sanchez, III is also the co-president of SOG, which he joined in October 2001, the President of SEP Management I, LLC ("SEP Management"), the general partner of Sanchez Energy Partners I, LP ("SEP I"). Each of SOG, SEP Management and SEP I (together with their affiliates (other than the Company), the "Sanchez Group") are affiliates of the Company. In his capacities as an officer of these members of the Sanchez Group, Mr. Sanchez, III manages all aspects of their daily operations, including exploration, production, engineering and land management. In addition, Mr. Sanchez, III is a member of the board of directors of the general partner ("SPP GP") of SPP, a publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream and other energy production assets in South Texas, the Gulf Coast region of Texas and Louisiana, and across several basins in Oklahoma and Kansas. From 1997 to 1999, Mr. Sanchez, III was an investment banker specializing in mergers and acquisitions with J.P. Morgan Securities Inc. From 1999 to 2001, Mr. Sanchez, III worked in a variety of positions, including sales and marketing, product development and investor relations, at Zix Corporation, a publicly traded encryption technology company listed on the Nasdaq Global Market. Mr. Sanchez, III was a member of the board of directors of Zix Corporation from May 2003 until June 2014. He earned a Bachelor of Business Administration degree from Georgetown University with a concentration in accounting and finance and a minor in economics and a Master of Business Administration degree from the Harvard Business School. Mr. Sanchez, III has significant experience managing oil and gas operations and being a member of the board of directors of a publicly traded company as well as extensive knowledge of the energy industry. For these reasons, we believe that Mr. Sanchez, III is qualified to serve as a director of the Company. Mr. Sanchez, III is the son of Mr. Sanchez, Jr., our Executive Chairman of the Board, and the brother of Mr. Eduardo A. Sanchez, our President.

        Gilbert A. Garcia, CFA has served as our director since December 2011 and is a Co-Chairperson of our Audit Committee and a member of our Compensation Committee and our Nominating and Corporate Governance Committee. Mr. Garcia is the Managing Partner of Garcia Hamilton & Associates, L.P., an institutional asset management firm, which he joined in 2002 and where he supervises all facets of the firm's investment decisions. Prior to joining Garcia Hamilton & Associates, L.P., Mr. Garcia worked at two other institutional asset management firms, Smith Graham & Company, where Mr. Garcia was most recently the Chief Investment Officer, and Cisneros Asset Management, where he was most recently President. Mr. Garcia started his professional career with Salomon Brothers specializing in mortgage-backed securities. Mr. Garcia received his Bachelor of Arts degree in Economics from Yale University. We believe that Mr. Garcia is well qualified to serve as a member of our Board. In addition to his professional experience, Mr. Garcia also has extensive experience serving in leadership positions of community organizations, including as the Chairman of the Metropolitan Transit Authority of Harris County, Texas. We believe that Mr. Garcia's executive experience, including through his service on community organizations, provides valuable financial and management experience that is critical to his ability to identify, understand and address the challenges and opportunities that we face as a public company.

        Greg Colvin has served as our director since March 2012 and is a member of our Compensation Committee, our Nominating and Corporate Governance Committee and our Audit Committee. Mr. Colvin is the Managing Partner, Chief Operating Officer and Head of Investor Relations of Sankofa Capital, an investment management firm, which he co-founded in December 2011. From 2007 until he co-founded Sankofa Capital, Mr. Colvin worked as a Managing Partner at Bluffview Capital, LP, where he originated and raised capital for private equity and hedge fund clients. From 1997 to 2006, Mr. Colvin was a Managing Director of the Private Funds Group at Donaldson, Lufkin & Jenrette Securities Corp and Credit Suisse LLC. Mr. Colvin started his professional career with

Stephens Inc. specializing in placing primary and secondary fixed income products to institutional investors. Mr. Colvin received his Bachelor of Science in Business Administration degree from the University of Arkansas. Mr. Colvin currently serves on the advisory board of the Sam M. Walton College of Business at the University of Arkansas. We believe that Mr. Colvin is well qualified to serve as a member of our Board. In addition to his extensive experience in leadership positions at large financial institutions, Mr. Colvin has a substantive understanding of the upstream oil and gas industry and a financial background that gives him the ability to understand and analyze our business and our opportunities.

        Alan G. Jackson has served as our director since November 2012 and is the Chairperson of our Nominating and Corporate Governance Committee and a member of our Audit Committee and our Compensation Committee. Mr. Jackson is the Senior Commercial Producer at IBC Insurance Agency, Ltd. ("IBC"). Mr. Jackson is the former co-owner of Inscorp, Inc., a leading commercial insurance agent/brokerage in South Texas, which was acquired by IBC in 2009. Mr. Jackson received his Bachelor of Business Administration degree from Texas A&M University at Kingsville, Texas and is a graduate of the University of Texas, McCombs School of Business' Management Development Program. We believe that Mr. Jackson is well qualified to serve as a member of our Board because of his experience working with many land and mineral owners and their representative brokers, bankers and attorneys and with many oil and gas operators, non-operators, investors, service companies and logistics carriers in the energy industry throughout South Texas, including the Eagle Ford Shale.

        Sean M. Maher has served as our director since November 2014 and is a Co-Chairperson of our Audit Committee and a member of our Compensation Committee and our Nominating and Corporate Governance Committee. Mr. Maher is the Senior Portfolio Manager of RCH Energy, an investment management firm, which he joined in June of 2008. From 2006 until joining RCH Energy, Mr. Maher was an Executive Director at Morgan Stanley and the Head of Master Limited Partnership and Integrated Natural Gas Research. From 2001 to 2006, Mr. Maher was a member of the Integrated Oils and Independent Refining Equity Research team for Morgan Stanley. From 1999 to 2001, Mr. Maher was an analyst in the Energy Investment Banking team at Morgan Stanley. Mr. Maher began his career at Morgan Stanley in 1997 within the Financial Reporting and Controllers Group that covered the Investment Banking business; including Mergers & Acquisitions, Equity Capital Markets, Debt Capital Markets and Private Equity. Mr. Maher received both his Bachelor of Business Administration in Finance and his Master of Business Administration in Finance and Accounting degrees from Saint Bonaventure University. We believe that Mr. Maher is well qualified to serve as a member of our Board due to his extensive financial and energy experience.

        T. Brian Carney has served as our director since May 2015 and is the Chairperson of our Compensation Committee and a member of our Nominating and Corporate Governance Committee and our Audit Committee. Mr. Carney is an attorney from Midland, Texas, where he has practiced law at the Law Office of Brian Carney since 1992. His practice focuses on litigation in both state and federal courts. Mr. Carney graduated from the University of Oklahoma with a Bachelor of Business Administration in Finance, and he received his Doctor of Jurisprudence from Oklahoma City University in 1991. We believe that Mr. Carney is well qualified to serve as a member of our Board due to his legal background and experience.

        Eduardo A. Sanchez has served as our President since October 2015. Mr. Eduardo A. Sanchez is President and Chief Executive Officer of Sanchez Resources, LLC ("Sanchez Resources") since 2010, an affiliate of the Company, a member of the board of directors of SPP GP since May of 2015, co-president of SOG, and chief executive officer of Sanchez Oil & Gas Mexico Holdings, LLC, an affiliate of the Company, since August of 2015. Prior to his work at Sanchez Resources, Mr. Sanchez worked at Commonwealth Associates, Inc. focusing on private equity and debt placements in small and midsize market capitalization businesses including those in the energy sector. Mr. Sanchez received his Bachelor of Science in Business Administration degree from Babson College and his Master of

Business Administration degree from Columbia Business School. Mr. Eduardo A. Sanchez is the brother of Mr. Sanchez, III, the Company's Chief Executive Officer and member of the Board, and the son of A. R. Sanchez, Jr., the Executive Chairman of the Board.

        Garrick A. Hill has served as our Interim Chief Financial Officer since March 30, 2016. Prior to Mr. Hill's appointment as Interim Chief Financial Officer, he served as our Interim Co-Chief Financial Officer from March 7, 2016 until he became our Interim Chief Financial Officer. Mr. Hill has over 27 years of industry experience that encompasses energy finance, risk management, treasury, and investor relations activities. Prior to joining the Company, Mr. Hill served as Senior Vice President, Investor Relations for SPP and Treasurer, Assistant Secretary, and Vice President, Risk Management of SPP GP, which position he was elected to in March 2015. Mr. Hill previously served as Assistant Treasurer and Vice President, Risk Management of Sanchez Production Partners LLC from October 2009 until its conversion to a limited partnership in March 2015.

        Christopher D. Heinson has served as our Senior Vice President and Chief Operating Officer since March 2014. Mr. Heinson had served as the Company's interim Chief Operating Officer from January 2014 to March 2014. He joined the Company in March 2013 as the Senior Manager of Reservoir Engineering. Prior to joining the Company, Mr. Heinson had served as a Senior Development Planning Engineer for Occidental Petroleum Corporation's Williston Basin division from May 2011 to March 2013 and a Staff Reservoir Engineer for their Permian basin division from May 2007 to May 2011. Mr. Heinson received his Bachelor of Science in Petroleum Engineering degree from the University of Texas at Austin.

        Kirsten A. Hink has served as our Senior Vice President and Chief Accounting Officer since January 1, 2015, and she had previously served as our Vice President and Principal Accounting Officer since March 2012. Prior to joining us, Ms. Hink served as the Controller of Vanguard Natural Resources, LLC from January 2011 to February 2012, where she oversaw the company's financial reporting and accounting. From January 2010 to December 2010, she served as Assistant Controller of Mariner Energy, Inc. ("Mariner"), where she managed the revenue and production reporting as well as assisted with financial and bankruptcy reporting for the Edge Petroleum Corporation ("Edge") properties that were acquired by Mariner. She served as the Chief Accounting Officer for Edge from July 2008 through December 2009 and the Vice President and Controller for Edge from October 2003 through July 2008, where she oversaw the preparation of Edge's financial statements. Prior to that time she served as Controller of Edge from December 31, 2000 to October 2003 and Assistant Controller of Edge from June 2000 to December 2000. Edge filed for Chapter 11 bankruptcy protection in October 2009. Before joining Edge, she served as Controller of Benz Energy Inc., an oil and gas exploration company, from June 1998 to June 2000. Ms. Hink received a Bachelor of Science in Accounting degree from Trinity University. Ms. Hink is a Certified Public Accountant in the State of Texas.

        Gregory B. Kopel has served as our Senior Vice President and General Counsel since December 2015. Prior to joining the Company, Mr. Kopel served as Vice President and Associate General Counsel at Breitburn Energy Partners LP from April 2013 to December 2015. He has also served in corporate legal positions at Linn Energy LLC from June 2010 to April 2013 and Occidental Petroleum Corporation from December 2005 to June 2010. Mr. Kopel earned a B.A. in Government at the University of Texas at Austin, and a J.D. at the University of Houston, and began his career working at two international law firms.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        The purpose of this Compensation Discussion and Analysis is to describe the Compensation Committee's compensation philosophy and approach for all individuals serving as the Company's principal executive officer or principal financial officer during 2015 as well as the three other most highly compensated executive officers for 2015 (the "named executive officers"). The named executive officers for 2015 are as follows:

  •
  A.R. Sanchez, Jr.—Executive Chairman of the Board

  •
  Antonio R. Sanchez, III—Chief Executive Officer

  •
  Eduardo A. Sanchez—President

  •
  G. Gleeson Van Riet—Senior Vice President and Chief Financial Officer

  •
  Christopher D. Heinson—Senior Vice President and Chief Operating Officer

  •
  Michael G. Long—Former Executive Vice President, Chief Financial Officer and Secretary

        On March 9, 2015, in connection with Mr. Long's announcement of his plans to retire as our former Executive Vice President, Chief Financial Officer and Secretary, Mr. Van Riet was appointed as Interim Co-Chief Financial Officer. Mr. Van Riet became the Interim Chief Financial Officer on April 30, 2015 when Mr. Long retired. On May 18, 2015, Mr. Van Riet was appointed as our Senior Vice President and Chief Financial Officer.

        On March 2, 2016, Mr. Van Riet notified the Company that he would resign as the Company's Senior Vice President and Chief Financial Officer, effective March 30, 2016. On March 7, 2016, the Board appointed Garrick A. Hill as the Company's Interim Co-Chief Financial Officer. Mr. Hill served as the Company's Interim Co-Chief Financial Officer until Mr. Van Riet's resignation on March 30, 2016, and has acted as the Company's Interim Chief Financial Officer since that date.

        Throughout 2015, Mr. Eduardo Sanchez provided finance, drilling, production and operations management services to the Company in connection with the Tuscaloosa Marine Shale (the "TMS") joint venture with SR Acquisition I, LLC ("SR"). Prior to October 1, 2015, Mr. Sanchez, III served as our Chief Executive Officer and President. On October 1, 2015, Mr. Sanchez, III resigned from his position as our President and Mr. E. Sanchez was appointed as our President. Mr. Sanchez, III continues to serve as our Chief Executive Officer.

        Mr. E. Sanchez, the Company's President, works alongside Mr. Sanchez, III, the Company's Chief Executive Officer, in the day-to-day supervision of the Company's business, which provides other members of the management team ready access to their combined talent, insight and experience in the oil and gas industry. Mr. E. Sanchez provides oversight and strategic guidance on the Company's finance, capital markets, operations, marketing and midstream, and business development activities, and leads executive level recruitment and retention efforts. In addition, Mr. E. Sanchez represents the Company on the Board of Directors of the Company's joint venture with Targa Resources.

        Management and the Board have the added benefit of access to Mr. Sanchez, Jr., the Company's Executive Chairman, who has a deep understanding of the cycles and challenges of the oil and gas industry from his over 41 years of experience in the industry. The close working relationship among the Executive Chairman, the Chief Executive Officer and the President gives the Board and the Company's stockholders a strong leadership team that can address issues quickly and seamlessly.

Background on Our Organizational Structure

        All of our executive officers are employed by SOG and provide services both to us and to other members of the Sanchez Group in their capacity as employees of SOG. Our Compensation Committee determines and approves base salary and annual bonus amounts for the services our named executive officers provide to us as well as equity awards under our Plan. SOG pays all base salary and annual bonus amounts to our named executive officers and, pursuant to the services agreement between us and SOG, we reimburse SOG for the portion of compensation expenses (including base salary, benefits, and annual bonuses) set by our Compensation Committee and attributable to services provided to our business. While our Compensation Committee initially establishes compensation levels for the services our named executive officers provide to us, SOG has final responsibility and authority with respect to our executive officers' compensation for which the costs are allocated to us pursuant to the services agreement, and our Audit Committee is solely able to review, verify and dispute the reasonableness of such allocated costs pursuant to procedures set forth in the services agreement. We estimate that during 2015, our named executive officers dedicated approximately 100% of their professional time to providing services to us. For Mr. E. Sanchez and Mr. Long, these estimates are only for the portion of 2015 that they were named executive officers of the Company.

Executive Summary

        Our operating environment in 2015 was characterized by significant commodity price volatility, distress in the capital markets, and considerable uncertainty with respect to the future of our industry. In response to this challenging environment, our management team developed and executed a focused and disciplined strategic plan in 2015 that resulted in:

  •
  Record annual production of 19.2 MMBoe for an average annual production rate of approximately 52,560 Boe/d, an increase of 72% over 2014 production;

  •
  Results at Catarina, our most active area of development in 2015, that include a 40% improvement in EUR and a reduction in average well cost from $8.8 million when we acquired the asset in 2014 to $3.5 million in 2015, a savings of approximately 60% per well on average in less than two years;

  •
  Upstream capital expenditures (including accruals) of $545 million, a reduction of approximately 37% compared 2014;

  •
  The completion of our July 2015 to June 2016 Catarina drilling commitment of 50 wells on January 1, 2016, approximately six months earlier than required;

  •
  Replacement of in excess of 3.0x the reserves we produced in 2015 as a result of additions and technical revisions, excluding downward adjustments stemming from commodity price volatility;

  •
  Opportunistic redeployment of capital in legacy areas of our asset base, where we are able to exploit an industry-wide focus on capital preservation to accumulate acreage that fits well within our operating focus;

  •
  A safety record across our asset base, which we believe compares very favorably to industry standards, with a TRIR of less than 0.45;

  •
  The sale of two assets to SPP, which resulted in total cash consideration of approximately $430 million to Sanchez Energy;

  •
  A strategic relationship with SPP, together with an extensive inventory of assets suitable for the master limited partnership model, which we believe may be opportunistically divested and which provides a potentially valuable source of capital and liquidity in the years ahead;

  •
  Total liquidity of $735 million at December 31, 2015, which stems from an undrawn credit facility with $300 million of borrowing capacity and approximately $435 million in cash;

  •
  Hedge positions with mark-to-market value of approximately $155 million at year-end 2015; and

  •
  The execution of a gas gathering and processing joint venture with Targa Resources to construct a cryogenic processing plant and high pressure gathering pipeline near Catarina, which is expected to provide a path to improved yields, lower processing fees, and significant marketing benefits in the years to come.

        Our 2015 results were shaped by our operating environment and driven by a management team that is focused on financial discipline and operating efficiencies. In response to our operating environment, we took decisive actions to reduce capital spending, manage operating costs, and promote operating efficiencies throughout 2015, which allowed us to significantly exceed our production targets despite lower capital spending, as illustrated in the chart that follows:

Category	January 2015 Guidance(1)	Full Year 2015 Results	Variance vs. Guidance Midpoint
Capital Spending—Upstream ($ million)	$560 - $600	$545	–6%
Targeted Wells Costs at Catarina ($ million)	$5.0	$3.5	–30%
Production Volumes (BOE/D)	40,000 - 44,000	52,560	25%
Operating Costs and Expenses ($/BOE)
Oil and natural gas production expenses(2)	$9.00 - $10.00	$8.16	–14%
Production and ad valorem taxes	$2.00 - $3.00	$1.40	–44%
General and administrative expenses(3)	$3.00 - $3.50	$3.09	–5%

Total operating costs and expenses	$14.00 - $16.50	$12.65	–17%

(1)
Released January 7, 2015, at which time we projected total capital spending to range between $600 million and $650 million. This compares to an initial 2015 capital budget of approximately $1.15 billion, which was set prior to the decline in oil prices that began in 2014.

(2)
Full Year 2015 Results include amortization of gain on sale of Catarina Midstream of ($0.58) per Boe for the three months ended December 31, 2015 and ($0.16) per Boe for the year ended December 31, 2015.

(3)
Full Year 2015 Results exclude stock-based compensation of ($0.20) and ($3.23) per BOE for the three months ended December 31, 2015 and 2014, respectively, and $0.77 and $1.15 per BOE for the year ended December 31, 2015 and 2014, respectively. Also excludes acquisition and divestiture costs included in G&A of $0.71 and $0 per BOE for the three months ended December 31, 2015 and 2014, respectively, and $0.20 and $0.16 per BOE for the year ended December 31, 2015 and 2014, respectively.

        We believe that we are well positioned to prosper in the years ahead. As a result of the execution of our strategic plans, heading into 2016 we have:

  •
  A management team that is results driven and committed to the optimization of our asset base and cost structure though a focus on the manufacturing process, resulting in one of the lowest cost structures among Eagle Ford operators based on 2015 results;

  •
  Approximately 200,000 net acres throughout the Eagle Ford Shale, which includes approximately 106,000 contiguous net acres at Catarina;

  •
  Over 3,000 drilling locations in our asset base, which includes a sizeable inventory of wells that are economic in today's price environment due to our success in the area of capital cost reduction and EUR expansion;

  •
  A sustainable cost structure driven by a substantial footprint in the Eagle Ford Shale, execution competencies, direct sourcing capabilities and supply chain focus;

  •
  Financial flexibility that stems from liquidity of approximately $735 million as we enter 2016, early completion of the July 2015 to June 2016 annual drilling commitment at Catarina, and the ability to bank up to 30 wells for the following annual drilling commitment at Catarina, which we believe positions the Company to operate successfully in a "lower for longer" scenario;

  •
  No bank debt outstanding and no outstanding debt maturing until 2021 and 2023;

  •
  A business development focus that emphasizes asset quality, financial discipline and risk management over price premiums for the sake of asset accumulation and production growth;

  •
  Substantial growth opportunities at Catarina, which we believe is fairly valued today at over 3.6x our initial investment despite the recent downturn in commodity prices;

  •
  A robust hedge program that includes, for 2016, hedges on crude production at an average price of approximately $64/Bbl and hedges on natural gas production at an average price of approximately $3.12/MMbtu, which are expected to cover approximately 100% of our production and 82% of our revenues in 2016;

  •
  A 2016 capital budget expected to range between $200 million and $250 million, a reduction of approximately 60% when compared to 2015 capital spending levels, which we anticipate we will fund with available cash and cash flow from operations;

  •
  Forecast production of between 48,000 and 52,000 BOE/D, which represents no material change when compared to 2015 production, despite significantly lower capital spending in 2016; and

  •
  Considerable upside potential should commodity prices recover such that our drilling program can be expanded in a cost-efficient manner.

Compensation Highlights for 2015

        When establishing compensation for services provided during 2015, the Compensation Committee and SOG weighed both the volatile commodities markets as well as our strong performance highlighted above. The following is a summary of key compensation actions taken by SOG and/or the Company for the named executive officers with respect to our 2015 performance:

  •
  Base Salary—Base salary rates have remained unchanged since 2014 for our Executive Chairman and Chief Executive Officer.

  •
  Cash Bonus—Cash bonus amounts for our Executive Chairman and Chief Executive Officer did not increase in 2015 despite record annual production, impressive decreases in well costs, and achievement of significant liquidity goals.

  •
  Long-Term Equity Incentives—Our Compensation Committee approved grants of restricted stock to our named executive officers with multi-year vesting schedules, the value of which is dependent on our share price and which we believe has a strong retentive element.

  •
  Adoption of Stock Ownership Retention Guidelines and Clawback Policy—Our Board and the Compensation Committee decided to strengthen the Company's executive compensation governance practices by adopting stock ownership guidelines and an incentive compensation clawback policy to further align executive officers with our stockholders.

        In addition to these compensation elements, the compensation program also includes other features that we believe are consistent with strong governance practices, including:

  •
  Neither we nor SOG have any contractual obligations to provide gross-ups to any of our named executive officers;

  •
  Neither we nor SOG provide excessive perquisites to our named executive officers;

  •
  Neither we nor SOG have any contractual obligation to provide cash severance or cash payments in connection with a change of control to any of our named executive officers;

  •
  Neither we nor SOG have employment agreements with our named executive officers, providing us and SOG with flexibility to respond to changing company needs and market environments;

  •
  Both we and SOG perform an annual risk assessment of our compensation program; and

  •
  Our Compensation Committee has engaged an independent compensation consultant to advise it on executive compensation.

Say on Pay and Stockholder Engagement

        At our annual meeting of stockholders held on May 21, 2015, our stockholders had the opportunity to cast an advisory vote on executive compensation, as well as an advisory vote on the frequency with which they would prefer to cast an advisory vote on executive compensation. At that meeting, nearly 55% of the votes cast by our stockholders (excluding broker non-votes) voted in support of our executive pay program. Additionally, the most desirable frequency of the say-on-pay vote selected by stockholders was a vote every year. The Compensation Committee considered the outcome of our say-on-pay and say-on-frequency votes and determined that it will hold the say-on-pay vote annually. In addition, the Board and the Compensation Committee decided to strengthen the Company's executive compensation governance practices by adopting stock ownership guidelines and an incentive compensation clawback policy to further align executive officers with our stockholders.

Clawback Policy

        Our Board has adopted a clawback policy under which our Board has the right to cause the reimbursement by a current or former executive officer of the Company of certain incentive compensation if the compensation was predicated upon the achievement of certain financial results that were subsequently the subject of a required restatement of the Company's financial statements. Incentive compensation subject to the policy includes all cash, equity or equity-based awards made pursuant to the Plan or any other formal or informal plan, adopted currently or in the future. Our Board may exercise this right regardless of the occurrence or absence of any fraud or responsibility on the part of any current or former executive officer.

Stock Ownership and Retention Guidelines

        Our Board has adopted stock ownership and retention guidelines for certain executive officers and directors. The guidelines require certain executive officers and directors to acquire and retain a minimum level of stock ownership within five years of the effective date of the guideline or their appointment as an executive officer or director, whichever is later. Our Executive Chairman and Chief Executive Officer must acquire and retain shares of our common stock equal to at least five times their annual base salary; our President, Chief Financial Officer, and Chief Operating Officer must acquire and retain shares of our common stock equal to at least three times their annual base salary; and our directors who are not also executive officers must acquire and retain shares of our common stock equal to at least five times their annual retainer. Until the applicable minimum level of stock ownership is achieved, the executive officer or director must retain all net shares obtained through the Plan (after payment of taxes and exercise price, if applicable).

Our Compensation Philosophy

        The Compensation Committee and SOG design the cash and benefit portions of our executive compensation program to attract and retain individuals with the background and skills necessary to successfully execute our business model in a demanding environment, to properly motivate management with an easy to comprehend compensation package that seeks to provide both near-term and long-term goals in a way that aligns their interest with that of our stockholders, and to reward success in reaching such goals. We are committed to paying-for-performance and our executive compensation philosophy seeks to (i) motivate our employees to perform at the highest level consistent with our core values; (ii) reward high performing employees; and (iii) retain and attract top talent.

        The goal of our equity award program is to encourage retention and to ensure that a substantial portion of each named executive officer's compensation is directly tied to our share price performance. Taken together, we use a program emphasizing variable annual cash compensation and long-term equity-based compensation to reward for Company and individual performance achievements. We believe this pay-for-performance approach generally aligns the interests of executive officers who provide services to us with that of our stockholders, and at the same time enables us to maintain a lower level of base salary overhead in the event our operating and financial performance fail to meet expectations.

Role of Compensation Consultants

        The Compensation Committee engaged Meridian Compensation Partners, LLC ("Meridian") as its independent compensation consultant. Meridian reports directly to the Compensation Committee, which has authority under its charter to retain compensation consultants, although its representatives may also meet with management from time to time. The Compensation Committee did not direct Meridian to perform its services in any particular manner or under any particular method.

        During 2015, Meridian assisted the Compensation Committee with the following:

  •
  Development of a peer group for reviewing executive and outside director market compensation practices;

  •
  Conducted a competitive market analysis of executive compensation for our named executive officers;

  •
  Conducted a competitive market analysis of compensation for our outside directors;

  •
  Provided an update on executive compensation trends and developments; and

  •
  Provided consulting on other matters pertaining to executive compensation as requested by the Compensation Committee during the year.

        The Compensation Committee evaluates its compensation consultant annually to determine its independence. The Compensation Committee has determined that no conflicts of interest exist with respect to Meridian's consulting services for 2015. The factors considered by the Compensation Committee in conducting this analysis are as follows:

            (i)  The provision of other services to us by Meridian, if any;

           (ii)  The amount of fees received from us by Meridian as a percentage of Meridian's total revenue;

          (iii)  The policies and procedures of Meridian that are designed to prevent conflicts of interest;

          (iv)  Any business or personal relationship of Meridian or its consultants with a member of the Compensation Committee;

           (v)  Any stock of the Company owned by Meridian's consultants; and

          (vi)  Any business or personal relationship of Meridian or its consultants with any of our executive officers.

Use of Market Data and Peer Comparisons

        As part of the compensation setting process for the 2015 year, the Compensation Committee: (i) examined the compensation practices of our peer companies, (ii) reviewed compensation information from the oil and gas industry, (iii) reviewed and participated in relevant compensation surveys and (iv) relied on data provided by Meridian.

        In 2015, our Compensation Committee worked with Meridian to develop a peer group of companies with which we compete for executive talent so that we could use compensation types and levels paid across the peer group as a reference point for assessing the allocated portion of executive compensation set by the Compensation Committee as well as the type, volume and terms of our equity compensation grants. The criteria used for inclusion in our peer group included U.S. based public companies focused on oil and gas exploration and production with similarly-sized assets, market value and enterprise value, with the Company approximating the 50th percentile in enterprise value of the group. The peer group used by the Compensation Committee in analyzing 2015 named executive officer compensation was as follows:

Approach Resources Inc.	Jones Energy Inc.	Rex Energy Corp.
Carrizo Oil & Gas Inc.	Laredo Petroleum Inc.	RSP Permian Inc.
Clayton Williams Energy Inc.	Matador Resources Co.	Stone Energy Corp.
Comstock Resources Inc.	Parsley Energy Inc.	Vanguard Natural Resources
Exco Resources Inc.	PDC Energy Inc.	W&T Offshore Inc.

        Meridian provided the Compensation Committee with data regarding both total compensation and each element of compensation paid to similarly situated executives at the peer group companies. Our Compensation Committee reviewed that data and considered it when evaluating compensation paid to our named executive officers and our equity grant types and amounts. Our Compensation Committee believes that providing compensation opportunities within a competitive range of our peer group will ensure we can attract and retain talented executive officers with the expertise and dedication required for our company to excel.

Role of Executive Officers in Setting Executive Compensation

        Our Executive Chairman of the Board and our Chief Executive Officer annually review the performance of our named executive officers and make recommendations to the Compensation Committee regarding compensation.

Elements of Executive Compensation

Element	Objective	Key Features
Base Salary	• Provide base compensation that is competitive for each position to reward and motivate individual performance	• Targeted to be in a competitive range compared to similarly situated executives at our peer companies
• Increased or decreased depending on responsibility, experience, and skill of each executive and their respective position
Annual Cash Bonus	• Incentivize executives to achieve short-term company objectives	• At-risk compensation payable only in connection with achievement of strategic and financial goals
• Rewards individual contributions to company success
Long-Term Incentive Compensation	• Align executive interests with those of our stockholders • Tie value of compensation to long-term share price performance • Retention

•

The value of each restricted stock grant increases or decreases as the value of our shares increase or decrease, incentivizing our executives to build long-term sustainable growth

•

Multi-year vesting periods, which encourage long-term retention

  Pay Mix

        The following table sets forth the approximate percentages of our named executive officer's total compensation for services provided to us by our named executive officers for the fiscal year-ended December 31, 2015 in the form of (i) base salary, (ii) cash bonus awards and (iii) equity awards during fiscal year 2015 as set forth in the "Summary Compensation Table" below. The "Pay Mix Table" below does not include amounts classified as "All Other Compensation" in the Summary Compensation Table.

Name and Principal Position	Salary earned as a percentage of total compensation	Cash bonus as a percentage of total compensation	Equity awards as a percentage of total compensation
A. R. Sanchez, Jr.,	8%	25%	67%
Executive Chairman of the Board
Antonio R. Sanchez, III,	11%	28%	61%
Chief Executive Officer
Eduardo A. Sanchez,	2%	14%	84%
President
G. Gleeson Van Riet,	15%	13%	72%
Senior Vice President and Chief Financial Officer
Christopher D. Heinson,	8%	9%	83%
Senior Vice President and Chief Operating Officer
Michael G. Long,	14%	13%	73%
Former Executive Vice President, Chief Financial Officer and Secretary

        There are three primary elements of compensation that are used in our executive compensation program—base salary, annual cash bonus and long-term equity incentive awards. Annual cash bonuses and equity incentive awards (as opposed to base salary) represent the at-risk elements of compensation intended to drive performance. They are also flexible in application and can be tailored to meet our objectives for the applicable year. We do not currently have any policies regarding the allocation of compensation between either long- or short-term compensation, or cash and non-cash compensation. The determination of each named executive officer's cash bonus reflects their relative contribution to achieving or exceeding annual company goals, while the long-term incentive award determination is based on their expected contribution in respect of longer term performance objectives.

        Base Salary.    Our Compensation Committee establishes base salary levels for each of our named executive officers. The Compensation Committee reviews the named executive officers' base salaries on an annual basis and makes adjustments as necessary to maintain a competitive executive compensation structure. Our Compensation Committee also reviews and adjusts, as appropriate, base salaries in connection with a promotion or other change in responsibility of our named executive officers.

        The Compensation Committee and SOG determined to keep the base salaries for our named executive officers, including Mr. Van Riet (who was promoted to Chief Financial Officer in 2015), at the same levels in 2015 as the previous year given the tumultuous commodities environment.

        As uncertainties in the commodity market continue into 2016, the Compensation Committee and SOG again elected to leave base salary levels for the named executive officers unchanged from 2015, except Mr. Heinson, who received a base salary increase from $250,000 to $400,000. The Compensation Committee and SOG determined that this increase was appropriate to reward Mr. Heinson for additional responsibility acquired over the last several years, for attaining cost-reductions for the Company and to ensure pay equity among our named executive officers.

Name	2014 Base Salary	2015 Base Salary		2016 Base Salary
A.R. Sanchez, Jr.	$650,000	$650,000		$650,000
Antonio R. Sanchez, III	$650,000	$650,000		$650,000
Eduardo A. Sanchez	—	$72,958	(1)	$650,000
G. Gleeson Van Riet	—	$360,000		$360,000
Christopher D. Heinson	$250,000	$250,000		$400,000
Michael G. Long	$400,000	$172,053	(1)	—

(1)
Mr. Eduardo A. Sanchez was appointed our President on October 1, 2015, and his fiscal year 2016 base salary rate was set at $650,000 per year. The salary reported above reflects the base salary he was actually paid for services provided to us during his partial year as our President in 2015. Mr. Long ceased providing services to us on April 30, 2015 and the salary reported above reflects the base salary he was paid for services provided through that date.

        Annual Cash Bonus Awards.    Annual bonus awards are fully discretionary and determined based on financial and individual performance. The Compensation Committee and SOG review bonus awards for our named executive officers annually to determine award payments for the current fiscal year. Incentive compensation in respect of services provided to us is not tied in any material way to the performance of entities other than us and our subsidiaries. Specifically, performance metrics are not tied to the performance of SOG or any other members of the Sanchez Group. With regard to the cash bonus awards made during 2015, the Compensation Committee and SOG took a number of factors into account in making its award decisions, including our record production rates, significantly improved efficiency year over year and the strategic importance of transactions completed throughout the year.

        Long-Term Incentive Compensation.    We adopted the Plan in order to have the flexibility to grant equity and equity-based awards to employees, officers, consultants and directors who perform services for us. Each of our named executive officers is eligible to receive awards under the Plan, which is administered by the Compensation Committee.

        Our Plan allows for the grant of restricted shares, phantom shares, share options, share appreciation rights and other share-based awards. The purpose of awards under our Plan is to provide additional incentive compensation to individuals providing services to us, and to align the economic interests of such individuals with the interests of our stockholders. Our Plan limits the number of shares that may be delivered under the Plan to 12,238,212 shares of our common stock plus, upon the issuance of additional shares of common stock after April 15, 2015, an additional number of shares equal to 15% of such issuance or such lesser number determined by the Compensation Committee.

        During 2015, the named executive officers received their Plan awards during the first quarter of the year, and Mr. Van Riet received his Plan awards in connection with his appointment as our Chief Financial Officer in May of 2015. In addition, Mr. Heinson also received an additional Plan award in May of 2015. The Compensation Committee and SOG determined that this additional Plan award was appropriate to reward Mr. Heinson for additional responsibility acquired over the last several years, for attaining cost-reductions for the Company and to ensure pay equity among our named executive officers.

        During the year-ended December 31, 2015, our named executive officers were granted awards of restricted shares as indicated in the following table:

Award Recipient	Vesting Schedule	Number of Restricted Shares Granted During 2015
A.R. Sanchez, Jr.	3 year	650,000
Antonio R. Sanchez, III	3 year	450,000
Eduardo Sanchez	3 year	350,000
G. Gleeson Van Riet	3 year	165,000
Christopher D. Heinson	3 year	250,000
Michael G. Long	3 year	110,000

        Our Compensation Committee determines any awards granted under our Plan. With regard to the awards granted during 2015, the Compensation Committee took a number of factors into account, including:

  •
  Our financial and operational performance for fiscal 2014 (including significant increases in proved reserves, average daily production and Adjusted EBITDA);

  •
  The significant number of completed transactions in fiscal 2014 (including two acquisitions, one public equity offering and two debt offerings);

  •
  The significant demand in Houston and worldwide for experienced oil and gas executives;

  •
  Information gathered by the Compensation Committee regarding compensation paid to executives at other public oil and gas production companies; and

  •
  The performance of the individual executives.

        During the vesting period, the restricted shares are subject to restrictions on transferability and forfeiture but otherwise recipients have all the rights of a stockholder in us, including the right to receive dividends thereon if and when distributions are made by us to our stockholders. With respect to any named executive officer, the restricted shares vest in substantially equal installments and the forfeiture restrictions will lapse on the first, second and third anniversaries of the date of grant, so long as the award recipient remains in our continuous service. Mr. Long retired from the Company effective April 30, 2015. In connection with Mr. Long's resignation, the Company and Mr. Long entered into the Voluntary Retirement Agreement and General Release, dated March 10, 2015 (the "Retirement Agreement"). In accordance with the terms of the Retirement Agreement, the Company amended all of Mr. Long's outstanding awards of restricted stock so that they fully vested upon his date of retirement.

        In early 2016, the Compensation Committee granted awards to Messrs. Sanchez, Jr., Sanchez, III and E. Sanchez using new forms of agreements pursuant to the Plan. The new forms of agreements consist of the following:

  •
  Two new forms of restricted stock award agreements, one of which provides for vesting in equal annual increments over a three year period from the date of grant and the other of which provides for cliff vesting five years after the grant date or earlier if our the common stock, closing price equals or exceeds certain benchmarks as set forth in the form of agreement; and

  •
  Two new forms of phantom stock agreements payable only in cash, one of which provides for vesting in equal annual increments over a three year period from the date of grant and the other of which provides for cliff vesting five years after the date of grant or earlier if the closing price of our common stock equals or exceeds certain benchmarks as set forth in the form of agreement.

        These new awards are intended to provide longer vesting schedules, tie the vesting of awards to achievement of increases in our share price (i.e., the delivery of value to our stockholders), and reduce dilution to our stockholders. Consistent with the requirements of Item 402 of Regulation S-K, more specific information regarding the awards granted in 2016 will be included in the Proxy Statement to be filed for our 2017 Annual Meeting.

  Severance and Change in Control Benefits.

        Other than the Retirement Agreement with Mr. Long discussed below, the severance and Change in Control benefits provided under the Plan and the restricted stock agreements discussed in "Potential Payments Upon Termination or Change in Control," we do not provide any severance or change of control benefits to our executive officers. We view the limited benefits that we do provide as necessary to attract and retain executive talent in a highly competitive market and provide continuity of management in the event of an actual or contemplated change of control.

        On March 10, 2015, we entered into the Retirement Agreement with Mr. Long in order to formalize the compensation that Mr. Long will be entitled to receive in connection with his retirement. Pursuant to the Retirement Agreement entered into with Mr. Long, the Company (i) paid Mr. Long a prorated bonus of $168,356 in a lump-sum cash payment, (ii) amended Mr. Long's outstanding awards of restricted stock to become fully vested upon his date of retirement, and (iii) is paying the premium associated with continued health coverage under our health plan for a period of 18 months, less the amount of any contribution required for similarly situated active employees. In exchange, Mr. Long provided a customary general release of claims against the Company and its affiliates, including claims relating to severance, and agreed to customary confidentiality provisions along with a 12-month non-competition and non-solicitation of employees. Mr. Long also agreed to serve as a consultant as reasonably requested for a period of one year following his retirement. Due to his position as a valued member of our management team, the Compensation Committee felt that the value of continued access to Mr. Long's expertise as a consultant and the release, non-competition and non-solicitation obligations included in the Retirement Agreement were equal to or in excess of the amounts paid to Mr. Long and, as such, were in our best interests.

        Other Benefits.    SOG does not maintain a defined benefit pension plan for its executive officers, because it believes such plans primarily reward longevity rather than performance. SOG provides a basic benefits package generally to all employees, which includes a 401(k) plan and health, disability and life insurance. SOG employees who provide services to us under the service agreement remain entitled to these benefits from SOG.

Employment Agreements

        Neither SOG nor the Company has entered into any employment agreements with any of our named executive officers.

Tax and Accounting Considerations

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits a company's ability to deduct compensation paid in excess of $1 million during any fiscal year to each of certain named executive officers, unless the compensation is performance-based, as defined under federal tax laws. For example, compensation income attributable to discretionary cash bonus awards and the vesting of time-based restricted stock is not performance-based as defined in Section 162(m) of the Code, and, therefore, the related compensation expense is not deductible under that section to the extent that, together with other compensation attributed to a covered executive officer (generally the Chief Executive Officer and our three most highly compensated officers other than the Chief Financial Officer) in the applicable year that is not performance-based, such income exceeds $1,000,000.

Although we are not currently awarding performance-based compensation (within the meaning of Section 162(m) of the Code), the Compensation Committee takes the deductibility of compensation into consideration, along with many other factors, when making compensation decisions and we have paid, and may continue to pay, non-deductible compensation in order to preserve our ability to structure the executive compensation program to meet the objectives discussed herein, including to motivate and reward individual and team performance and to ensure our named executive officers' interests are closely aligned with those of our stockholders.

Relation of Compensation Policies and Practices to Risk Management

        SOG's and our compensation policies and practices are designed to provide rewards for short-term and long-term performance, both on an individual basis and at the entity level. In general, optimal financial and operational performance, particularly in a competitive business, requires some degree of risk-taking. Accordingly, the use of compensation as an incentive for performance can foster the potential for management and others to take unnecessary or excessive risks to reach performance thresholds that qualify them for additional compensation.

        From a risk management perspective, our policy is to conduct our commercial activities within pre-defined risk parameters that are closely monitored and are structured in a manner intended to control and minimize the potential for unwarranted risk-taking. We also routinely monitor and measure the execution and performance of our projects and acquisitions relative to expectations.

        SOG's and our compensation arrangements and our Plan contain a number of design elements that serve to minimize the incentive for taking unwarranted risk to achieve short-term, unsustainable results. Those elements include delaying the rewards and subjecting such rewards to forfeiture for terminations related to violations of its risk management policies and practices or of our Code of Business Conduct and Ethics.

        In combination with our risk-management practices, we do not believe that risks arising from our or SOG's compensation policies and practices for individuals providing services to us are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

        The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on this review and discussion, the Compensation Committee of our Board of Directors has approved the Compensation Discussion and Analysis for inclusion in this Proxy Statement.

Compensation Committee of the Board of Directors of Sanchez Energy Corporation
T. Brian Carney, Chairperson Greg Colvin, Member Gilbert A. Garcia, Member Alan G. Jackson, Member Sean Maher, Member

Summary Compensation Table

        The following table shows information concerning the annual compensation for services provided to us by our named executive officers during the fiscal years ended December 31, 2015, 2014, and 2013. All amounts included in the table below were determined by our Compensation Committee and SOG and paid by SOG, except awards of restricted stock granted under our Plan, which were granted by our Compensation Committee alone. The amounts reported in the table below represent only amounts paid for services provided to us and do not include amounts paid by SOG to our named executive officers for services provided to other entities, including SOG.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)(4)	All Other Compensation(5)(6)	Total
A. R. Sanchez, Jr.	2015	$650,000	$2,000,000	$5,421,000	$130,569	$8,201,569
Executive Chairman of	2014	$650,000	$2,000,000	$8,494,500	$21,360	$11,165,860
the Board	2013	$337,500	$1,100,000	$6,048,000	$10,058	$7,495,558
Antonio R. Sanchez, III	2015	$650,000	$1,750,000	$3,753,000	$159,664	$6,309,544
Chief Executive Officer	2014	$650,000	$1,750,000	$6,067,500	$5,760	$8,473,260
	2013	$450,000	$1,100,000	$4,032,000	$3,974	$5,585,974
Eduardo A. Sanchez	2015	$72,958	$500,000	$2,919,000	$2,422	$3,494,380
President
G. Gleeson Van Riet	2015	$360,000	$300,000	$1,674,100	$18,858	$2,352,958
Senior Vice President and Chief Financial Officer
Christopher D. Heinson	2015	$250,000	$300,000	$2,731,500	$18,492	$3,299,992
Senior Vice President	2014	$250,000	$250,000	$1,815,000	$19,800	$2,334,800
and Chief Operating
Officer
Michael G. Long	2015	$172,053	$168,356	$917,400	$26,774	$1,284,583
Former Executive Vice	2014	$400,000	$500,000	$2,427,000	$19,800	$3,346,800
President, Chief	2013	$262,500	$500,000	$1,814,400	$8,888	$2,585,788
Financial Officer and
Secretary

(1)
Mr. Eduardo A. Sanchez was appointed our President on October 1, 2015. The salary reported above reflects the base salary he was paid for services provided to us during his partial year as our President in 2015. Mr. Long ceased providing services to us on April 30, 2015 and the salary reported above reflects the base salary he was paid for services provided through that date.

(2)
Messrs. Sanchez, Jr., Sanchez, III and Eduardo Sanchez received cash bonuses of $2,000,000, $1,750,000 and $500,000, respectively, in January 2016 based on 2015 performance, which are reported as 2015 compensation in the table above in accordance with SEC rules.

(3)
The amounts reported in this column reflect the aggregate grant date fair value of restricted stock awards granted under our Plan for fiscal years 2015, 2014, and 2013, computed in accordance with FASB ASC Topic 718, excluding estimated forfeitures. See Note 7, "Stock-Based Compensation," to the Consolidated Financial Statements included under "Item 8. Financial Statements and Supplementary Data" in the Company's Annual Report on Form 10-K filed on February 29, 2016 (the "2015 10-K") for additional detail regarding assumptions used to calculate these figures.

(4)
Based on 2015 performance, our Compensation Committee granted restricted stock awards to Messrs. Sanchez, Jr., Sanchez, III, E. Sanchez, Van Riet, and Heinson of 814,332, 610,749, 570,033, 65,000 and 100,000 shares, respectively, in early 2016. The restricted stock shares granted to Mr. Van Riet were forfeited due to Mr. Van Riet's resignation, effective on March 30, 2016. In addition, based on 2015 performance, our Compensation Committee granted phantom stock awards to Messrs. Sanchez, Jr., Sanchez, III and E. Sanchez of 814,332, 610,749 and 570,032 shares, respectively, in early 2016. Consistent with the requirements of Item 402 of Regulation S-K, more specific information regarding the awards granted in 2016 will be included in the Proxy Statement to be filed for our 2017 Annual Meeting.

(5)
In fiscal 2015, "All Other Compensation" for Mr. Sanchez, III consisted of the parking costs allocated to us by SOG and imputed income attributable to the personal use of aircraft owned or provided by the Company or a member of the Sanchez Group, and for Mr. Sanchez, Jr. consisted of the 401(k) matching contribution costs, imputed income attributable to the personal use of aircraft owned or provided by the Company or a member of the Sanchez Group, and the parking costs allocated to us by SOG. For Messrs. Heinson and Van Riet, "All Other Compensation" consisted of the 401(k) matching contribution costs and the parking costs allocated to us by SOG. For Mr. Long, "All Other Compensation" consisted of the 401(k) matching contribution costs, Consolidated Omnibus Budget Reconciliation Act (COBRA) premium payments, the parking costs allocated to us by SOG and imputed income attributable to the personal use of aircraft owned or provided by the Company or a member of the Sanchez Group. For Eduardo A. Sanchez, "All Other Compensation" consisted of the parking costs allocated to us by SOG. For additional information regarding the aggregate incremental cost of imputed income attributable to the personal use of aircraft owned or provided by the Company or a member of the Sanchez Group, see footnote 6 below.

(6)
Pursuant to the Company's aircraft policy, named executive officers and directors are permitted to use aircraft owned or provided by the Company or a member of the Sanchez Group for uses deemed by SEC rules to constitute personal usage of such aircraft. We calculate the aggregate incremental cost of such personal usage as set forth below.
  •
  For aircraft owned by the Company or a member of the Sanchez Group, we calculate the aggregate incremental cost of personal usage by multiplying the number of hours of such personal usage by the average variable operating cost per hour of the aircraft, which we derive based on the costs of fuel, maintenance, landing, parking and catering costs, certain taxes and certain other miscellaneous fees and costs. Because our corporate aircraft are used primarily for business travel, we do not include in this figure fixed costs for such aircraft that generally do not change with use.

  •
  For aircraft provided (but not owned) by the Company or a member of the Sanchez Group, we calculate the aggregate incremental cost of personal usage by calculating the percentage of the total hours the aircraft was used by Company personnel that were for personal purposes, and multiplying this ratio against the total cost of such aircraft to the Company or such member of the Sanchez Group.

  •
  For trips that involve mixed personal and business usage, we determine the aggregate incremental cost attributable to personal use by subtracting the aggregate incremental cost of a "business-only" trip from the total aggregate incremental cost of the whole trip (both personal and business).

        In 2015, we incurred aggregate incremental costs of $156,544 and $97,737 for personal use of aircraft owned or provided by the Company or a member of the Sanchez Group by Mr. Antonio R. Sanchez, III and Mr. A.R. Sanchez, Jr., respectively.

2015 Grants of Plan-Based Awards

        The following table sets forth certain information with respect to awards of restricted stock granted under our Plan to our named executive officers in 2015.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units #(1)	Grant Date Fair Value of Stock and Option Awards(2)
A.R. Sanchez, Jr.	01/05/2015	650,000	$5,421,000
Antonio R. Sanchez, III	01/05/2015	450,000	$3,753,000
Eduardo A. Sanchez	01/05/2015	350,000	$2,919,000
G. Gleeson Van Riet	01/05/2015	65,000	$542,100
	05/18/2015	100,000	$1,132,000
Christopher D. Heinson	01/05/2015	100,000	$834,000
	05/07/2015	150,000	$1,897,500
Michael G. Long	01/05/2015	110,000	$917,400

(1)
Represents the number of restricted stock awards granted to our named executive officers under the Plan during 2015.

(2)
Reflects the aggregate grant date fair value of the restricted stock awards granted under the Plan, calculated in accordance with FASB ASC Topic 718 by multiplying the number of restricted shares granted to each named executive officer by the closing price of our common stock on the date of grant. For additional information about assumptions made in the valuation of these awards, see Note 7, "Stock-Based Compensation," of the Notes to Consolidated Financial Statements included under "Item 8. Financial Statements and Supplementary Data" in the 2015 10-K.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan Based Awards Table

        In January 2015, we granted Messrs. Sanchez, III, Sanchez, Jr., E. Sanchez, Van Riet, Long and Heinson 450,000, 650,000, 350,000, 65,000, 110,000 and 100,000 shares of restricted stock under our Plan, respectively. In connection with Mr. Van Riet's appointment as Senior Vice President and Chief Financial Officer in May of 2015, he was granted 100,000 shares of restricted stock under our Plan. In addition, Mr. Heinson was granted an additional 150,000 shares of restricted stock under our Plan. Messrs. Sanchez, III's, Sanchez, Jr.'s, E. Sanchez's, Van Riet's and Heinson's grants will vest with respect to 33.33% of the number of restricted shares granted on each of the first three anniversaries of the date of grant (in each case, subject to certain forfeiture conditions and the accelerated vesting conditions described below). In connection with Mr. Long's retirement and pursuant to the Retirement Agreement, Mr. Long's outstanding awards of restricted stock fully vested on April 30, 2015, the date of his retirement.

        The regular vesting schedules for the restricted stock awards may be accelerated in connection with certain events, or the restricted stock may be forfeited in certain situations. Please see the section titled "Potential Payments Upon Termination or Change in Control" for a more detailed description of the events that could result in a modification to the regular vesting schedules for our Plan awards.

2015 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2015.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares of Stock That Have Not Vested(2)
A. R. Sanchez, Jr.	01/05/2015	650,000	(3)		$2,801,500
	01/06/2014	175,000	(4)		$754,250
Antonio R. Sanchez, III	01/05/2015	450,000	(3)		$1,939,500
	01/06/2014	125,000	(4)		$538,750
Eduardo A. Sanchez	01/05/2015	350,000	(3)		$1,508,500
G. Gleeson Van Riet	05/18/2015	100,000	(3)		$431,000
	01/05/2015	65,000	(3)		$280,150
	08/01/2013	20,000	(3)		$86,200
Christopher D. Heinson	05/07/2015	150,000	(3)		$646,500
	01/05/2015	100,000	(3)		$431,000
	03/04/2014	40,000	(3)		$172,400
	01/06/2014	16,667	(3)		$71,835
	04/01/2013	5,000	(3)		$21,550
Michael G. Long(5)	N/A	N/A		$	N/A

(1)
The forfeiture conditions and the accelerated vesting conditions applicable to these awards are described above under the section entitled "Narrative Disclosure to the Summary Compensation Table and Grants of Plan Based Awards Table."

(2)
The market value of the unvested shares of restricted stock was calculated by multiplying the number of restricted shares outstanding as of December 31, 2015 by $4.31, the closing price of our common stock on that date.

(3)
These shares will vest as to 33.33% of the total number of restricted shares granted on each of the first three anniversaries of the date of grant.

(4)
The shares will vest as to 50% of the total number of restricted shares granted on each of the first two anniversaries of the date of grant.

(5)
All of Mr. Long's unvested restricted shares were accelerated in connection with his retirement on April 30, 2015. As such, he held no unvested awards at fiscal year-end.

2015 Stock Vested at Fiscal Year-End

        The following table provides information on the value realized by each of the named executive officers as a result of the restricted stock awards that vested from January 1, 2015 through December 31, 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized On Vesting(2)
A. R. Sanchez, Jr.	325,000	$2,663,750
Antonio R. Sanchez, III	225,000	$1,845,750
Eduardo A. Sanchez	—	$—
G. Gleeson Van Riet	20,000	$140,200
Christopher D. Heinson	33,333	$414,814
Michael G. Long(3)	290,000	$3,732,302

(1)
The amounts in this column represent the number of restricted shares held by each of the named executive officers that vested during 2015.

(2)
The amounts in this column represent the product of the number of shares of restricted stock that vested during 2015 and the closing sale price of our common stock on the date of vesting.

(3)
All of Mr. Long's unvested restricted shares were accelerated in connection with his retirement on April 30, 2015.

Pension Benefits

        Currently, we do not, and do not intend to, provide pension benefits to our named executive officers. SOG may revisit this policy in the future.

Nonqualified Deferred Compensation

        Currently, we do not, and do not intend to, sponsor or adopt a nonqualified deferred compensation plan. SOG may revisit this policy in the future.

Potential Payments Upon Termination or Change in Control

        Other than the Retirement Agreement with Mr. Long discussed below and the accelerated vesting of restricted stock upon the occurrence of certain events pursuant to the Plan and the restricted stock agreements, we do not provide any severance or change of control benefits to our executive officers. We view the limited benefits that we do provide as necessary to attract and retain executive talent in a highly competitive market and to ensure continuity of management in the event of an actual or contemplated change of control.

Michael G. Long's Actual Termination Payments

        On March 10, 2015, we entered into the Retirement Agreement with Mr. Long in order to formalize the compensation that Mr. Long would be entitled to receive in connection with his retirement, which occurred on April 30, 2015. Pursuant to the Retirement Agreement entered into with Mr. Long, the Company (i) paid Mr. Long a prorated bonus of $168,356 in a lump-sum cash payment, (ii) amended Mr. Long's outstanding awards of restricted stock to become fully vested upon his date of retirement, and (iii) began paying the premium associated with continued health coverage under our health plan for a period of 18 months, less the amount of any contribution required for similarly situated active employees. In exchange, Mr. Long provided a customary general release of claims against the Company and its affiliates, including claims relating to severance, and agreed to customary confidentiality provisions along with a 12-month non-competition and non-solicitation of employees agreement. Mr. Long also agreed to serve as a consultant as reasonably requested for a period of one year following his retirement. Due to his position as a valued member of our management team, the Compensation Committee felt that the value of continued access to Mr. Long's expertise as a consultant and the release, non-competition and non-solicitation obligations included in the Retirement Agreement were equal to or in excess of the amounts paid to Mr. Long and, as such, were in our best interests.

Name	Accelerated Vesting of Restricted Stock(1)	Pro-rated Annual Bonus	Health Insurance Premiums(2)	Total
Michael G. Long	$3,732,302	$168,356	$13,930	$3,914,588

(1)
All of Mr. Long's unvested restricted shares were accelerated in connection with his retirement on April 30, 2015. The amount reported above was calculated by multiplying the number of restricted shares accelerated by the closing market price on April 30, 2015, the date of Mr. Long's retirement.

(2)
Represents the cost to us of providing Mr. Long with continued health coverage under SOG's health plan for a period of 18 months, less the amount of any contribution required for similarly situated active employees.

Potential Payments upon Termination or Change in Control for Other Named Executive Officers

        The restricted stock granted under the Plan to each of Messrs. Sanchez, III, Sanchez, Jr. and Eduardo Sanchez, shall automatically vest upon the occurrence of the following events (each term of which is defined below): a Qualifying Termination, Constructive Termination or the executive's death or Disability. A "Qualifying Termination" is generally defined as a termination by us or one of our affiliates, other than due to (i) the executive's commission of, conviction for, or plea of guilty or nolo contendere to a felony, or other material act or omission involving dishonesty or fraud, or (ii) gross negligence or willful malfeasance. A "Constructive Termination" is generally defined with respect to the assignment of a duty or duties to the individual by the Board that are not commensurate with the position currently held by Messrs. Sanchez, III, Sanchez, Jr. and Eduardo Sanchez, as applicable, without such individual's consent. A "Disability" is defined in the Plan generally as an illness or injury that lasts at least six months and is expected to be permanent and renders the executive unable to carry out his duties.

        In the absence of a Change of Control, Messrs. Van Riet and Heinson are generally not entitled to accelerated vesting of their restricted stock with respect to any type of termination by us or by the individual. However, notwithstanding the three-year pro-rata vesting period applicable to the restricted stock awards granted to Messrs. Van Riet and Heinson, in the event of their death prior to a vesting date, the Compensation Committee may, but is not obligated to, accelerate the vesting of any or all of the shares of restricted stock.

        Pursuant to the applicable restricted stock agreement, awards granted under our Plan will generally vest and/or become exercisable, as applicable, upon a "change of control." Under our Plan, a "change of control" will be deemed to have occurred upon one or more of the following events: (i) any "person" or "group" within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a Sanchez Group Member (as defined in the Plan), shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Company; (ii) the stockholders of the Company approve and implement, in one or a series of transactions, a plan of complete liquidation of the Company; or (iii) the sale or other disposition by the Company of all or substantially all of its assets in one or more transactions to any person other than a Sanchez Group Member.

        The following table quantifies our best estimates as to the amounts that each of our named executive officers would potentially be entitled to receive upon a change of control event, or one of the above-described termination events, as applicable. The values of the potential payments are calculated assuming that such termination event occurred on December 31, 2015 and using our closing stock price on such date of $4.31. The value of the benefit that each of our named executive officers would actually receive cannot be determined until a change of control or a termination event has occurred. Therefore, such amounts should be considered "forward-looking statements." We have assumed for purposes of the table below that the Company has not used its discretion to accelerate any awards that do not accelerate pursuant to their terms.

Name	Change of Control		Qualifying Termination, Constructive Termination, Death or Disability
A.R. Sanchez, Jr.		$3,555,750		$3,555,750
Antonio R. Sanchez, III		$2,478,250		$2,478,250
Eduardo A. Sanchez		$1,508,500		$1,508,500
G. Gleeson Van Riet(1)		$797,350		$797,350
Christopher D. Heinson		$1,343,285		$1,343,285
Michael G. Long(2)	$	N/A	$	N/A

(1)
Mr. Van Riet resigned as the Company's Senior Vice President and Chief Financial Officer, effective March 30, 2016. In connection with his actual termination, Mr. Van Riet received no benefit, payment or acceleration of his restricted unvested shares of Company common stock.

(2)
All of Mr. Long's unvested restricted shares were accelerated in connection with his retirement on April 30, 2015. Please see the chart provided under "Michael G. Long's Actual Termination Payments" for Mr. Long's actual termination payments in connection with his retirement.

2015 Director Compensation

        We have not and do not expect to pay our directors who are also our officers any additional amounts for their service to us in their capacities as directors. Accordingly, Messrs. A.R. Sanchez, Jr. and Antonio R. Sanchez, III do not receive additional compensation for their service as a director. Their compensation is reported in the Summary Compensation Table. Our current compensation package for our non-employee directors consists of both cash and equity compensation.

        After a review of non-employee director compensation paid by our peer group, the Board approved compensation for our non-employee directors for fiscal 2015 as follows:

  •
  an annual cash retainer fee of $75,000;

  •
  cash payments of $1,000 for each Board and/or committee meeting attended via teleconference and cash payments of $1,500 for each Board and/or committee meeting attended in person;

  •
  a committee chair fee for each chair of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of $20,000, $15,000 and $10,000, respectively;

  •
  a grant of restricted stock awards under the Plan; and

  •
  reimbursement for travel and miscellaneous expenses incurred to attend meetings of our Board or its committees.

        Each director received the prorated amounts of the annual cash retainer fee and committee chair fee, as applicable, for the period of fiscal 2015 during which such director served as a member of the Board and, as applicable, as a committee chair. Each director also received cash payment of $1,000 or $1,500, respectively, for the Board meetings and committee meetings that such director attended.

        Due to the significant number of completed transactions in fiscal 2014 (including two acquisitions, one public equity offering and two debt offerings), the Board members during fiscal 2014, Messrs. Colvin, Garcia, Jackson and Maher, received a supplemental retainer cash payment for their exceptional service to the Board for that year.

        In connection with their service to the Company as directors, 19,841 shares of restricted stock under the Plan were granted to Messrs. Colvin, Garcia, Jackson and Maher on May 29, 2015. Each of these grants will vest on the one year anniversary of its date of grant. Because Brian Carney was appointed to the Board on May 5, 2015, he received a prorated award of 15,873 restricted shares in connection with his appointment; this grant will vest on June 1, 2016 along with the other directors' awards.

        Notwithstanding such vesting period for the directors' restricted stock, upon the occurrence of a Change of Control, the shares of restricted stock will vest automatically. Moreover, in the event of a director's death, disability, termination or removal, all unvested shares will be forfeited; however, in the event of the respective director's death, the Compensation Committee may, but is not obligated to, accelerate the vesting of any or all of his shares of restricted stock. Further, notwithstanding the above, pursuant to the terms of the applicable restricted stock agreement, the Compensation Committee may, at its sole discretion, choose to accelerate the vesting of an award of restricted shares at any time.

        The following table provides information concerning the compensation of our non-employee directors for the fiscal year-ended December 31, 2015.

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2)	All Other Compensation(3)	Total
Brian Carney	$89,750		$225,397	$60,777	$375,924
Greg Colvin	$245,500	(4)	$199,997	$9,600	$455,097
Gilbert A. Garcia	$281,000	(5)	$199,997	$—	$480,997
Alan G. Jackson	$173,000	(6)	$199,997	$—	$372,997
Sean Maher	$157,500	(7)	$199,997	$—	$357,497

(1)
Includes annual cash retainer fee, Board and committee meeting fees and committee chair fees, as applicable, for each non-employee director earned during fiscal 2015.

(2)
The amounts reported in the "Stock Awards" column reflect the aggregate grant date fair value of restricted stock awards granted under our Plan for fiscal 2015, computed in accordance with FASB ASC Topic 718. See Note 7, "Stock-Based Compensation," to the Consolidated Financial Statements included under "Item 8. Financial Statements and Supplementary Data" on the 2015 10-K for additional detail regarding assumptions. As of December 31, 2015, Messrs. Colvin, Garcia, Jackson and Maher had 19,841 shares of restricted stock outstanding and Mr. Carney had 15,873 shares of restricted stock outstanding.

(3)
In fiscal 2015, "All Other Compensation" for Messrs. Brian Carney and Greg Colvin consisted of imputed income attributable to the personal use of aircraft owned or provided by the Company or a member of the Sanchez Group in the amount of $60,777 and $9,600, respectively. For additional information regarding the aggregate incremental cost of imputed income attributable to the personal use of aircraft owned or provided by the Company or a member of the Sanchez Group, see footnote 6 to the "Summary Compensation Table" above.

(4)
Includes a supplemental retainer of $125,000 for exceptional service to the Board during fiscal 2014. Mr. Colvin attended a total of 25 formal Board, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meetings and took action by unanimous written consent 19 times on behalf of the Board, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee in fiscal 2014.

(5)
Includes a supplemental retainer of $150,000 for exceptional service to the Board during fiscal 2014. Mr. Garcia attended a total of 26 formal Board, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meetings and took action by unanimous written consent 19 times on behalf of the Board, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee in fiscal 2014.

(6)
Includes a supplemental retainer of $50,000 for exceptional service to the Board during fiscal 2014. Mr. Jackson attended a total of 26 formal Board, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meetings and took action by unanimous written consent 19 times on behalf of the Board, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee in fiscal 2014.

(7)
Includes a supplemental retainer of $25,000 for exceptional service to the Board during fiscal 2014. Mr. Maher attended a total of nine formal Board, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meetings and took action by unanimous written consent once on behalf of the Board in fiscal 2014.

CORPORATE GOVERNANCE

Board Composition

        Our current certificate of incorporation and by-laws provide that the number of our directors shall be fixed from time to time pursuant to a resolution adopted by our Board. We currently have seven directors: Messrs. Sanchez, Jr., Sanchez, III, Garcia, Carney, Colvin, Jackson and Maher.

        We have a classified board of directors that currently consists of seven members. The directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Garcia and Maher are designated as Class I directors, and their terms of office expire on the date of the Company's 2016 annual meeting of stockholders. Messrs. Colvin, Carney and Jackson are designated as Class II directors, and their terms of office expire on the date of the Company's 2017 annual meeting of stockholders. Messrs. Sanchez, Jr. and Sanchez, III are designated as Class III directors, and their terms of office expire on the date of the Company's 2018 annual meeting of stockholders.

        We believe that a classified board provides for stability, continuity and experience among our Board. In our industry, in particular, long-term focus is critical. The time horizon required for successful exploration, development and production of oil and natural gas resources makes it vital that we have a Board that understands the implications of this process and has the ability to develop and implement long-term strategies while benefiting from an in-depth knowledge of the Company's business and operations. A classified board structure helps to ensure that there will be the continuity and stability of leadership required to navigate a challenging economic environment while resisting the pressure to focus on short-term results at the expense of the Company's long-term value and success. A classified Board also assists the Company in attracting and retaining highly qualified directors who are willing to make a longer-term commitment to the Company. Directors who agree to serve three-year terms demonstrate a willingness to commit the time and resources necessary to understand the Company, its operations and its competitive environment. The future success of the Company depends in significant part on the ability to attract and retain capable and experienced directors. In this regard, we believe that longer terms for our directors will enhance director independence from both management and stockholder special interest groups.

Board Leadership Structure

        The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board's leadership structure on an annual basis.

        Our Board believes that our leadership structure, which separates the Chairman and Chief Executive Officer roles, is the appropriate structure for us at this time in light of the needs of our business. As Executive Chairman, Mr. Sanchez, Jr. remains involved in key matters, such as major transactions, broader business relationships (including relationships with landowners that are critical to the Company's growth), as well as continuing to advise our executive officers on issues of business strategy and operations.

Director Independence

        Our Board has determined that Messrs. Garcia, Carney, Colvin, Jackson and Maher are "independent directors" as defined by the rules of the NYSE and, for purposes of our Audit Committee, Rule 10A-3 of the Exchange Act.

Executive Sessions of the Board

        Our independent directors meet regularly in executive session without management to review the performance of management and our Company and any related matters. The Co-Chairperson of our Audit Committee, Mr. Garcia, serves as the Chairman presiding over such meetings. During fiscal 2015, our Board held five executive sessions.

Board's Role in Risk Oversight

        Management, which is responsible for day-to-day risk management, conducts a risk assessment of our business annually. The risk assessment process is global in nature and identifies and assesses our risks, as well as steps to mitigate and manage the risks, which may be financial, operational or strategic in nature.

        The results of each risk assessment are reviewed with the Audit Committee. The centerpiece of the assessment is a discussion of our key risks, which includes a review of the potential magnitude and likelihood of each risk, the personnel responsible for managing each risk and management's initiatives to manage and mitigate each risk. Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board also discusses risk throughout the year at other meetings in relation to specific proposed actions.

        The Board currently considers specific risk topics, including risks associated with our strategic plan, our exploratory drilling program, our capital structure and other operational activities. Further, the Board is routinely informed by management of developments that could affect our risk profile or other aspects of our business.

Meetings of the Board and Committees of the Board

        The Board held five meetings in fiscal 2015, all of which were regularly scheduled meetings, and took action by unanimous written consent 14 times. The Board's independent directors met in executive session five times during 2015.

        The Audit Committee held 32 meetings in fiscal 2015, four of which were regularly scheduled meetings and 28 of which were special meetings, and took action by unanimous written consent five times. The Compensation Committee held two meetings in fiscal 2015, which were all regularly scheduled meetings, and took action by unanimous written consent eight times. The Nominating and Corporate Governance Committee held zero meetings in fiscal 2015, and took action by unanimous written consent two times. The members and functions of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are described below.

        During 2015, each of our then directors attended more than 75% of the meetings of the Board and attended more than 75% of the meetings of the committees of the Board on which that director served. While we do not have a formal policy with respect to director attendance at the annual meetings of our stockholders, we generally expect that our directors will attend the annual meetings. Six of the seven members of our Board attended our last annual meeting of stockholders.

Communications with the Board

        Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to: Sanchez Energy Corporation, Board of Directors (Independent Members), c/o Secretary, 1000 Main Street, Suite 3000, Houston, Texas 77002.

        Stockholders and other interested parties may communicate directly with the full Board by sending a written communication in an envelope addressed to: Sanchez Energy Corporation, Board of Directors, c/o Secretary, 1000 Main Street, Suite 3000, Houston, Texas 77002.

Committees of the Board

        Our Audit, Compensation and Nominating and Corporate Governance Committees have the respective compositions and responsibilities described below. We may have such other committees as the Board shall determine from time to time.

Audit Committee

        Our Audit Committee currently consists of a total of five directors, Messrs. Garcia (Co-Chairperson), Maher (Co-Chairperson), Carney, Colvin and Jackson, each of whom the Board has determined to be an "independent director" as defined by the NYSE rules and Rule 10A-3 of the Exchange Act. The Board has determined that each member of the Audit Committee is "financially literate" as required by the NYSE rules. Additionally, the Board has determined that Mr. Garcia is an "Audit Committee Financial Expert" as defined by the Exchange Act. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Garcia's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Garcia any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

        Our Audit Committee is authorized to:

  •
  approve and retain the independent auditors to conduct the annual audit of our books and records;

  •
  review the proposed scope and results of the annual audit;

  •
  review and pre-approve the independent auditors' audit and non-audit services rendered;

  •
  approve the audit fees to be paid;

  •
  review accounting and financial controls with the independent auditors and our financial and accounting staff;

  •
  review and approve transactions between us and our directors, officers and affiliates;

  •
  recognize and prevent prohibited non-audit services;

  •
  establish procedures for complaints received by us, including regarding accounting matters;

  •
  review our policies and practices with respect to risk assessment and risk management;

  •
  approve any off-balance sheet financial activities;

  •
  oversee internal audit functions; and

  •
  prepare the report of the Audit Committee that the SEC rules require to be included in this Proxy Statement.

        In addition, our Audit Committee (in lieu of the full Board) may review the reasonableness of the costs that SOG allocates to us pursuant to the services agreement.

        The Audit Committee's responsibilities are set forth in its third amended and restated charter which was approved by the Board on November 19, 2015 and is reviewed annually. The charter is available on our website at www.sanchezenergycorp.com. The information on our website is not incorporated by reference into this Proxy Statement.

Compensation Committee

        Our Compensation Committee currently consists of a total of five directors, Messrs. Carney (Chairperson), Colvin, Garcia, Jackson and Maher, each of whom the Board has determined to be an "independent director" as defined by the NYSE rules.

        Our Compensation Committee is authorized to:

  •
  review and approve the Company's goals and objectives relative to the compensation of the Company's Chief Executive Officer (collectively, the "Performance Goals"), annually evaluate the Chief Executive Officer's performance in light of the Performance Goals and, based on this evaluation, determine the Chief Executive Officer's compensation; provided, however, that, for any compensation for which the costs are allocated to the Company pursuant to the services agreement with SOG, the Compensation Committee assists the Board or the Audit Committee in reviewing the reasonableness of the allocated costs;

  •
  review and approve the compensation of the other executive officers; provided, however, that, for any compensation for which the costs are allocated to the Company pursuant to the services agreement with SOG, the Compensation Committee assists the Board or the Audit Committee in reviewing the reasonableness of the allocated costs;

  •
  administer the Company's equity-based compensation plan, including the grant of stock options and other equity awards under such plan;

  •
  retain or obtain the advice of one or more compensation consultants, outside counsel and other advisers as it deems necessary to assist with the execution of its duties and responsibilities;

  •
  review and make recommendations to the Board with respect to director compensation; and

  •
  in consultation with senior management, recommend to the Board for approval the Company's general compensation philosophy and objectives.

        For a description of the services agreement with SOG, please read "Transactions with Related Persons."

        The Board delegated its authority to the Compensation Committee as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may

form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include members of the Company's management, other members of the Board, consultants or advisors, and such other persons as the Compensation Committee may determine.

        The Compensation Committee's responsibilities are set forth in its second amended and restated charter which was approved by the Board on November 19, 2015 and is reviewed annually. The charter is available on our website at www.sanchezenergycorp.com. The information on our website is not incorporated by reference into this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee was established by the Board on June 18, 2012 and currently consists of Messrs. Carney (Chairperson), Colvin, Garcia, Jackson and Maher.

        As described above, the compensation decisions regarding our executive officers, other than awards under our Plan, are made by SOG, subject to the ability of our Audit Committee to review, verify and dispute the reasonableness of such compensation pursuant to procedures set forth in the services agreement.

        None of our executive officers serves, or has served, during the last completed fiscal year, on the compensation committee or board of directors of any other company that has one or more executive officers serving on our Compensation Committee or the Board.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee currently consists of a total of five directors, Messrs. Jackson (Chairperson), Carney, Colvin, Garcia and Maher, each of whom the Board has determined to be an "independent director" as defined by the NYSE rules.

        Our Nominating and Corporate Governance Committee assists our Board in evaluating potential new members of the Board, recommends committee members and structure, and advises the Board about corporate governance practices. The Nominating and Corporate Governance Committee recommends to the entire Board candidates for nomination to the Board. The Nominating and Corporate Governance Committee may also solicit ideas for possible candidates from a number of sources, including our executives, individuals personally known to members of the Board and executive search firms.

        In evaluating candidates for director, the Nominating and Corporate Governance Committee seeks directors who will best represent the long-term interests of our stockholders. The Nominating and Corporate Governance Committee's view is that all directors should possess the highest personal and professional ethics, integrity and values. In evaluating the suitability of the candidates, the Nominating and Corporate Governance Committee takes into consideration such factors as it deems appropriate. These factors may include, among other things, issues of character, judgment, independence, age, expertise, diversity of experience, absence of conflicts of interest, length of service and other commitments. The Nominating and Corporate Governance Committee evaluates these factors, among others, and considers each individual candidate in the context of the current perceived needs of our Board as a whole and of any committees of the Board. Although we do not have a formal diversity policy, the Nominating and Corporate Governance Committee does consider diversity in evaluating candidates for Board membership. The Nominating and Corporate Governance Committee's objective in choosing candidates is to assemble membership for our Board as a whole as well as any committees of the Board that represents diverse viewpoints that will guide the Company effectively in pursuit of its strategic goals.

        Although the Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders, the Nominating and Corporate Governance Committee will consider recommendations from stockholders of potential candidates for service on the Board. See "Stockholder Proposals" below for a description of the process by which stockholders may nominate directors for consideration by the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee's responsibilities are set forth in its charter which was approved by the Board on June 18, 2012 and is reviewed annually. The charter is available on our website at www.sanchezenergycorp.com. The information on our website is not incorporated by reference into this Proxy Statement.

Code of Business Conduct and Ethics

        The Board has adopted a Code of Business Conduct and Ethics applicable to our employees (including those employees of SOG that provide services to us), directors and officers, in accordance with the applicable rules of the SEC and the corporate governance rules of the NYSE. Any waiver of this code may be made only by our Board. In accordance with the rules of the SEC and the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our Code of Business Conduct and Ethics. Requests should be directed to us at 1000 Main Street, Suite 3000, Houston, Texas 77002, Attention: Secretary. The Code of Business Conduct and Ethics is also available on our website at www.sanchezenergycorp.com. The information on our website is not incorporated by reference into this Proxy Statement. We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.sanchezenergycorp.com.

Corporate Governance Guidelines

        The Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE. In accordance with the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our corporate governance guidelines. Requests should be directed to us at 1000 Main Street, Suite 3000, Houston, Texas 77002, Attention: Secretary. The corporate governance guidelines are also available on our website at www.sanchezenergycorp.com. The information on our website is not incorporated by reference into this Proxy Statement. We will disclose any amendments to the corporate governance guidelines on our website www.sanchezenergycorp.com.

AUDIT COMMITTEE REPORT

        The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

        During the last fiscal year, and in preparation for the filing with the SEC of the Company's Annual Report on Form 10-K for the year ended December 31, 2015, the Audit Committee:

  •
  reviewed and discussed the Company's audited consolidated financial statements as of and for the year ended December 31, 2015 with management;

  •
  discussed with KPMG LLP ("KPMG"), the Company's independent registered public accounting firm, the matters required to be discussed by the Public Company Accounting Oversight Board's Auditing Standard No. 16;

  •
  received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussed with KPMG its independence from the Company; and

  •
  based on the reviews and discussions referred to above, recommended to the Board that the audited consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

        Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee's charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's consolidated financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company's financial reporting process and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accountants are responsible for expressing an opinion on those financial statements. Audit Committee members are not employees of the Company or accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accountants included in their report on the Company's consolidated financial statements.

        The Audit Committee meets regularly with management and the independent auditors, including private discussions with the independent registered public accountants, and receives the communications described above. Our considerations and discussions with management and the independent registered public accountants do not assure that the Company's consolidated financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company's consolidated financial statements has been carried out in accordance with generally accepted auditing standards.

Audit Committee of the Board of Directors of Sanchez Energy Corporation
Gilbert A. Garcia, Co-Chairperson Sean M. Maher, Co-Chairperson T. Brian Carney, Member Greg Colvin, Member Alan G. Jackson, Member

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of common stock as of April 1, 2016 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each named executive officer of the Company, (iii) each director of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 1000 Main Street, Suite 3000, Houston, Texas 77002.

Beneficial holders	Number of shares beneficially held	Percentage of beneficial ownership(1)
5% Stockholders:
The Vanguard Group(2)	3,737,530	5.79%
Directors and Named Executive Officers:
A. R. Sanchez, Jr.(3)	6,228,993	9.65%
Antonio R. Sanchez, III(4)	2,601,288	4.03%
Christopher D. Heinson(5)	420,818	*
Michael G. Long(6)	300,410	*
G. Gleeson Van Riet	51,478	*
Eduardo A. Sanchez(7)	1,241,155	1.92%
Gilbert A. Garcia(8)	59,741	*
Greg Colvin(9)	44,141	*
Alan G. Jackson(10)	61,541	*
Sean M. Maher(11)	28,129	*
T. Brian Carney(12)	16,373	*
All directors and executive officers as a group (14 persons)	9,888,420	15.32%

*
Denotes less than 1% beneficially owned.

(1)
Based upon an aggregate of 64,546,513 shares outstanding as of April 1, 2016. Total shares outstanding includes shares of restricted stock subject to forfeiture conditions.

(2)
According to a Schedule 13G/A, filed with the SEC on February 10, 2016, by The Vanguard Group ("Vanguard"), it has sole voting power over 70,198 of these shares, shared voting power over 0 shares, sole dispositive power over 3,671,732 shares and shared dispositive power over 65,798 shares. Vanguard's address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)
Each of Sanexco, Ltd. ("Sanexco") and San Juan Oil & Gas No. 2, Ltd. ("San Juan") directly owns 707,333 of these shares. San Juan and Sanexco are each controlled by their general partner, Sanchez Management Corporation, which is managed by A. R. Sanchez, Jr. A. R. Sanchez, Jr. may be deemed to share voting and dispositive power over the shares of common stock held by each of San Juan and Sanexco. A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of common stock held by each of San Juan and Sanexco except to the extent of his pecuniary interests therein.

879,472 of these shares are owned directly by SOG. SOG is managed by Antonio R. Sanchez, III and A. R. Sanchez, Jr. A. R. Sanchez, Jr. may be deemed to share voting and dispositive power over the shares of common stock held by SOG. A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of common stock held by SOG except to the extent of his pecuniary interests therein.

  474,800 of these shares are owned directly by AEP Ltd. Partnership ("AEP"). AEP is controlled by its general partner, A. R. Sanchez, Jr. A. R. Sanchez, Jr. may be deemed to share voting and dispositive power over the shares of common stock held by AEP. A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of common stock held by AEP except to the extent of his pecuniary interests therein.

  Sanchez 2016 GRAT No. 1 and Sanchez 2016 GRAT No. 2 (collectively, the "2016 Trusts"), directly owns 200,000 and 199,489 shares, respectively. A. R. Sanchez, Jr. is the sole trustee of the 2016 Trusts. A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of common stock held by each of the 2016 Trusts except to the extent of his pecuniary interests therein.

  Each of the following trusts (the "Trusts") directly owns 371,836 of these shares, except 1988 Trust No. 13, which owns 175,036 of these shares: (i) 1988 Trust No. 11: co-trustee/beneficiary Antonio R. Sanchez, III; (ii) 1988 Trust No. 12: co-trustee/beneficiary Ana Lee Sanchez Jacobs; (iii) 1988 Trust No. 13: co-trustee/beneficiary Eduardo Sanchez; and (iv) 1988 Trust No. 14: co-trustee/beneficiary Patricio Sanchez. A. R. Sanchez, Jr. is a co-trustee, along with the respective co-trustees and beneficiaries listed next to the name of the Trust above, of each of the Trusts. A. R. Sanchez, Jr. may be deemed to share voting and dispositive power over the shares of common stock held by each of the Trusts. A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of common stock held by each of the Trusts except to the extent of his pecuniary interests therein.

  26,213 of these shares are owned directly by the Alicia M. Sanchez Charitable Lead Annuity Trust ("CLAT"). A. R. Sanchez, Jr. is the sole trustee of CLAT. A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of common stock held by CLAT except to the extent of his pecuniary interests therein.

  In addition to the shares over which he has shared voting and dispositive power, A. R. Sanchez, Jr. has sole voting and dispositive power over 496,143 shares of common stock and 1,247,666 shares of restricted common stock.

(4)
879,472 of these shares are owned directly by SOG. SOG is managed by Antonio R. Sanchez, III and A. R. Sanchez, Jr. Antonio R. Sanchez, III may be deemed to share voting and dispositive power over the shares of common stock held by SOG. Antonio R. Sanchez, III disclaims beneficial ownership of the shares of common stock held by SOG except to the extent of his pecuniary interests therein.

371,836 of these shares are owned directly by 1988 Trust No. 11. Antonio R. Sanchez, III is a co-trustee, along with A. R. Sanchez, Jr., and beneficiary of 1988 Trust No. 11. Antonio R. Sanchez, III may be deemed to share voting and dispositive power over the shares of common stock held by 1988 Trust No. 11. Antonio R. Sanchez, III disclaims beneficial ownership of the shares of common stock held by 1988 Trust No. 11 except to the extent of his pecuniary interests therein.

In addition to the shares over which he has shared voting and dispositive power, Antonio R. Sanchez, III has sole voting and dispositive power over 439,231 shares of common stock and 910,749 shares of restricted common stock.

(5)
Includes 345,001 shares of restricted common stock.

(6)
Share figure is according to an exit Form 4, filed with the SEC on May 14, 2015. In connection with Mr. Long's announced retirement, the Company and Mr. Long entered into the Retirement Agreement, pursuant to which, among other things, Mr. Long's restricted stock awards were amended to accelerate their vesting such that they are fully vested as of the date hereof.

(7)
Includes 803,367 shares of restricted common stock.

175,036 of these shares are owned directly by 1988 Trust No. 13. Eduardo Sanchez is a co-trustee, along with A. R. Sanchez, Jr., and beneficiary of 1988 Trust No. 13. Eduardo Sanchez may be deemed to share voting and dispositive power over the shares of common stock held by 1988 Trust No. 13. Eduardo Sanchez disclaims beneficial ownership of the shares of common stock held by 1988 Trust No. 13 except to the extent of his pecuniary interests therein.

(8)
Includes 19,841 shares of restricted common stock.

(9)
Includes 19,841 shares of restricted common stock and 18,600 shares are held in a margin account with Bank of America.

(10)
Includes 19,841 shares of restricted common stock.

(11)
Includes 19,841 shares of restricted common stock.

(12)
Includes 15,873 shares of restricted common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The executive officers and directors of the Company and persons who own more than 10% of the Company's common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2015, with the following exception: Mr. Carney purchased 500 shares of our common stock on November 25, 2015; however, the Form 4 covering these acquired shares was inadvertently filed late on December 1, 2015.

TRANSACTIONS WITH RELATED PERSONS

        A "Related Party Transaction" is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person (as defined below) had, has or will have a direct or indirect material interest. Pursuant to the Company's related party transactions policy, a "related person" means:

  •
  any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors or is currently one of our nominees for director;

  •
  any person who is known by us to be the beneficial owner of more than 5% of our common stock;

  •
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, director nominee, executive officer or a beneficial owner of more than 5% of our common stock, and any person (other than a tenant or employee) sharing the household of such director, director nominee, executive officer or beneficial owner of more than 5% of our common stock;

  •
  any entity in which any of the foregoing persons serves as an executive officer or principal or in a similar position, or, in the case of a partnership, serves as a general partner or holds any position other than that of a limited partner;

  •
  any entity in which any of the foregoing persons owns, together with all other foregoing persons, 10% or more of the equity interest, or in the case of a partnership, 10% or more of an interest; or

  •
  any entity in which any of the foregoing persons is employed if (a) the person is directly involved in the negotiation of the Related Party Transaction or will share or have primary responsibility at such entity for the performance of the Related Party Transaction, or (b) the person's compensation from the entity is directly tied to the Related Party Transaction.

        On November 19, 2015, our Board updated our written related party transactions policy, the purposes of this policy are to identify, review, assess and, if deemed appropriate, approve Related Party Transactions. Pursuant to our related party transactions policy, the Audit Committee reviews all material facts of all Related Party Transactions and either approves or disapproves entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether the Related Party Transaction is fair to the Company, the Audit Committee takes into account, among other factors, the following:

  •
  whether there are demonstrable business reasons for the transaction;

  •
  whether the transaction is material to the Company;

  •
  the benefits that accrue to the Company as a result of the transaction;

  •
  whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

  •
  the impact of the transaction on a director's independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer);

  •
  the extent of the related person's interest in the transaction;

  •
  the role the related person played in arranging the transaction;

  •
  the availability of other sources for comparable products or services;

  •
  whether it is a single transaction or a series of ongoing, related transactions; and

  •
  whether entering into the transaction would be consistent with the Code of Business Conduct and Ethics.

        Our related party transaction policy also requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations. There were no Related Party Transactions since the beginning of our last fiscal year that are required to be reported in "Transactions with Related Persons" where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

        Mr. Sanchez, Jr., our Executive Chairman of the Board, is a director and greater than 10% stockholder of International Bancshares Corporation, the parent of IBC, which provides insurance brokerage services on a commission basis to the Company and its affiliates. For the fiscal year ended December 31, 2015, the Company and its affiliates paid IBC commissions of approximately $206,000.

        The description below of agreements with various members of the Sanchez Group and our directors and executive officers is a summary and, with respect to each such agreement, is qualified by reference to the terms of the agreement, each of which was filed as an exhibit to our 2015 10-K. We encourage you to read the full text of these agreements. These agreements have been negotiated among affiliated parties and, consequently, are not the result of arm's length negotiations. The prices and other terms of these agreements may be less favorable to us than those we could have obtained in arm's length negotiations with unaffiliated third parties for similar services or under similar agreements.

        Concurrently with the closing of our initial public offering ("IPO"), we entered into a services agreement with SOG pursuant to which, among other things, specified employees of SOG, including our executive officers, provide certain services to us with respect to our business under the direction, supervision and control of SOG. Salaries and associated benefits of SOG employees are allocated to the Company based on a fixed percentage that is reviewed quarterly and adjusted, if needed, based on a detailed analysis of actual time spent by the professional staff on Company projects and activities. The services agreement also covers fees charged to us for our use of aircraft owned by SOG or other members of the Sanchez Group. This fee is based on an hourly rate paid by the Company to SOG that we believe is comparable to aircraft usage fees in arm's length transactions. General and administrative expenses such as office rent, utilities, supplies and other overhead costs, are allocated on the same percentages as the SOG employee salaries. We reimburse SOG for the provision of services to us, including those provided by our executive officers, at a price equal to SOG's cost of providing such services, including all direct costs and indirect administrative and overhead costs (including the allocable portion of salary, bonus, incentive compensation and other amounts paid to persons that provide the services on SOG's behalf) allocated in accordance with SOG's regular and consistent accounting practices, including for any such costs arising from amounts paid directly by other members of the Sanchez Group on SOG's behalf or borrowed by SOG from other members of the Sanchez Group, in each case in connection with the performance by SOG of services on our behalf. We also reimburse SOG for sales, use or other taxes, or other fees or assessments imposed by law in connection with the provision of services to us (other than income, franchise or margin taxes measured by SOG's net income or margin and other than any gross receipts or other privilege taxes imposed on SOG) and for any costs and expenses arising from or related to the engagement or retention of third party service providers. For the year ended December 31, 2015, we reimbursed SOG approximately $38.0 million for these expenses.

        In connection with the services agreement, we entered into a licensing agreement with SOG pursuant to which it granted to us a license to the unrestricted proprietary seismic, geological and geophysical information related to our properties owned by SOG, and all such information related to our properties not otherwise licensed to us is to be interpreted and used by SOG for our benefit under the licensing agreement. In addition, also in connection with the services agreement, SOG entered into a contract operating agreement under which it agreed to develop, manage and operate our properties or engage a responsible unaffiliated industry operator and joint owner for such development, management and operation. No costs, fees or other expenses are payable by us under these agreements to the extent that they are included in the fee payable to SOG under the services agreement. The licensing agreement and contract operating agreement terminate concurrently with the termination or expiration of the services agreement.

        Under the services agreement, we are entitled to indemnification for certain liabilities, and are required to indemnify SOG and its affiliates for certain liabilities. SOG is required to indemnify us for third party infringement or misappropriation claims relating to the services performed by SOG or the data or other information provided to us or used by SOG in connection with the services, the licensing agreement or our operations based on the services provided by SOG. We, on the other hand, are otherwise required to indemnify SOG and its affiliates from liabilities relating to the services or products provided to us by SOG or our agreements with SOG, to the extent not directly caused by the gross negligence or willful misconduct of SOG or its affiliates. The initial term of the services agreement is five years. The term automatically extends for additional 12-month periods unless either party provides 180 days written notice otherwise prior to the expiration of the applicable 12-month period. Either party may terminate the agreement at any time upon 180 days written notice.

        Patricio Sanchez and Ana Lee Sanchez Jacobs, each an immediate family member of our President, Chief Executive Officer and the Executive Chairman of our Board, collectively with Messrs. Sanchez, Jr., Sanchez, III and Eduardo Sanchez, either directly or indirectly, own a majority of the equity interests of SOG. In addition, Antonio R. Sanchez, Jr. is a member of the board of directors of SOG, and Messrs. Sanchez, Jr., Sanchez, III, Eduardo Sanchez and Patricio D. Sanchez as well as Ms. Ana Lee Sanchez Jacobs are officers of SOG.

        In connection with our Contribution, Conveyance and Assumption Agreement with SEP I, pursuant to which SEP I contributed 100% of its limited liability company interests in SN Palmetto, LLC (formerly known as SEP Holdings III, LLC) to us in exchange for a cash payment of $50 million and the issuance by us of 22,090,909 shares of our common stock, and the closing of our IPO, we entered into a registration rights agreement with SEP I. Following the distributions in June 2012 and September 2012 of substantially all of our common stock that it held, SEP I assigned the rights under the registration rights agreement related to the shares that it distributed, to the extent that the shares constituted "Registrable Securities" (as defined in the registration rights agreement), including with respect to the shares distributed to SEP Management, SOG, San Juan and Sanexco. As an original party to the registration rights agreement, SEP I remains entitled to the benefits of this agreement to the extent that it continues to hold Registrable Securities. Under the registration rights agreement, persons holding Registrable Securities have certain demand, piggyback and Form S-3 registration rights relating to the resale of Registrable Securities pursuant to which we are required to use our best efforts to effect the registration of such Registrable Securities on the applicable form or to include such Registrable Securities in such registration or offering on the same terms and conditions as such other securities being registered, as applicable. These registration rights are subject to conditions and limitations, including the total number of demand registrations that we are required to effect, the right of the managing underwriter or underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances. We are to pay all expenses relating to any demand, piggyback or Form S-3 registration, except for any underwriter or brokers' discounts or commissions. We also agreed to indemnify the holders of Registrable Securities with respect to certain liabilities under the securities laws in connection with registrations pursuant to the registration rights agreement.

        In connection with the appointment of our executive officers and directors, we entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to, among other things, indemnify these individuals against certain liabilities that may arise in connection with their status or service as one of our directors or executive officers or in their capacity at other specified entities at which they serve at our request and to advance their expenses incurred as a result of any proceeding for which they may be entitled to indemnification. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under the Delaware General Corporation Law (the "DGCL") and are in addition to any other rights these individuals may have under our organizational documents or applicable law.

  Tuscaloosa Marine Shale Transactions

        In August 2013, we acquired rights to approximately 40,000 net undeveloped acres in what we believe to be the core of the TMS (the "TMS Transaction") for cash and shares of our common stock plus an initial 3 gross (1.5 net) well drilling carry (the "Initial Well Carry"). In connection with the TMS Transaction, we established an Area of Mutual Interest ("AMI") in the TMS with SR, a subsidiary of our affiliate Sanchez Resources, which transaction included a carry on drilling costs for up to 6 gross (3 net) wells. Patricio Sanchez and Ana Lee Sanchez Jacobs, each an immediate family member of our President, Chief Executive Officer and the Executive Chairman of our Board, collectively with Messrs. Sanchez, Jr., Sanchez, III and Eduardo Sanchez, either directly or indirectly, own a majority of the equity interests of Sanchez Resources. Sanchez Resources is managed by our President,

Eduardo Sanchez. In addition, Mr. Long, Ms. Hink, Mr. Heinson and Mr. Van Riet own 50, 15, 65 and 15 units of phantom equity in Sanchez Resources, respectively.

        As part of the transaction, we acquired our working interests in the AMI owned at closing from three sellers (two third parties and SR) resulting in our owning an undivided 50% working interest across the AMI through the TMS.

        Total consideration for the transactions consisted of approximately $70 million in cash and the issuance of 342,760 common shares of the Company, valued at approximately $7.5 million. The total cash consideration provided to SR, an affiliate of the Company, was $14.4 million, before consideration of any well carries. The acquisitions were accounted for as the purchase of assets at cost at the acquisition date. We also committed, as a part of the total consideration, to carry SR for its 50% working interest in the Initial Well Carry with an option to drill an additional 6 gross (3 net) TMS wells ("Additional Wells") within the AMI. In August 2015, after completing the Initial Well Carry, the Company signed an agreement with SR whereby the Company paid SR approximately $8 million in lieu of drilling the remaining two Additional Wells (the "Buyout Agreement"). The Buyout Agreement stipulates that the Company has earned full rights to all acreage stated in the TMS Transaction and terminated any future well carry commitments.

  Transactions with SPP

        Antonio R. Sanchez, III, the son of Antonio R. Sanchez, Jr. and brother of Eduardo Sanchez and Patricio D. Sanchez, is the Company's Chief Executive Officer and is a member of the board of directors of both the Company and of SPP GP. Patricio D. Sanchez is the chief operating officer of SPP and director of SPP GP. Mr. Eduardo Sanchez is also a member of the board of directors of SPP GP. Messrs. Sanchez, Jr., Sanchez, III, Patricio Sanchez and Eduardo Sanchez all directly or indirectly own certain equity interests in the Company and SPP. Messrs. Sanchez, Jr., Sanchez, III, Patricio Sanchez and Eduardo Sanchez beneficially own approximately 5.9%, 3.6%, 2.4% and 2.4%, respectively, in SPP equity interests.

        Mr. Hill, the Company's Interim Chief Financial Officer, served as Senior Vice President, Investor Relations for SPP and Treasurer, Assistant Secretary, and Vice President, Risk Management of SPP GP, which position he was elected to in March 2015. In addition, Mr. Hill beneficially owns less than 1% in SPP equity interests. Ms. Hink, the Company's Senior Vice President and Chief Accounting Officer, also serves as SPP's Chief Accounting Officer. Ms. Hink beneficially owns less than 1% in SPP equity interests.

  a)    Wellbore Working Interest Purchase and Sale Agreement

        On March 31, 2015, we completed our disposition to a subsidiary of SPP of escalating amounts of partial working interests in 59 wellbores located in Gonzales County, Texas (the "Palmetto Disposition") for an adjusted sales price of approximately $83.4 million. The effective date of the transaction was January 1, 2015. The aggregate average working interest percentage initially conveyed was 18.25% per wellbore and, upon January 1 of each subsequent year after the closing, the purchaser's working interest will automatically increase in incremental amounts according to the purchase agreement until January 1, 2019, at which point the purchaser will own a 47.5% working interest and we will own a 2.5% working interest in each of the wellbores. We received consideration consisting of approximately $83.0 million (approximately $81.4 million as adjusted) cash and 1,052,632 common units of SPP (the "SPP Common Units") valued at approximately $2.0 million as of the date of the closing. These SPP Common Units were later sold back to SPP in October 2015 as part of the Western Catarina Midstream Divestiture described below.

  b)    Midstream Transaction

        On October 14, 2015, the Company and SN Catarina, LLC, a wholly-owned subsidiary of the Company ("SN Catarina"), completed the sale of SN Catarina's interests in Catarina Midstream, LLC, a wholly-owned subsidiary of SN Catarina ("Catarina Midstream"), which as of the closing included certain midstream gathering lines and associated assets and interests located in Dimmit County and Webb County, Texas and 105,263 SPP Common Units to SPP for an adjusted purchase price of $345.8 million in cash (the "Western Catarina Midstream Divestiture"). In connection with the closing of the Western Catarina Midstream Divestiture, SN Catarina and Catarina Midstream entered into a Firm Gathering and Processing Agreement (the "Gathering Agreement") on October 14, 2015 for an initial term of 15 years under which production from approximately 35,000 acres in Dimmit County and Webb County, Texas will be dedicated for gathering by Catarina Midstream. In addition, for the first five years of the Gathering Agreement, SN Catarina will be required to meet a minimum quarterly volume delivery commitment of 10,200 barrels per day of crude oil and condensate and 142,000 Mcf per day of natural gas, subject to certain adjustments. SN Catarina will be required to pay gathering and processing fees of $0.96 per barrel for crude oil and condensate and $0.74 per Mcf for natural gas that are tendered through the gathering system, in each case, subject to an annual escalation for a positive increase in the consumer price index. In addition, SN Catarina has, under certain circumstances, a right of first refusal during the term of the agreement and afterwards with respect to dispositions by Catarina Midstream of its ownership interest in the gathering system.

        As of December 31, 2015, the Company had a net payable to SPP of approximately $4.4 million that consists primarily of the December 2015 accrual for fees associated with the Gathering Agreement.

ITEM TWO.    AMENDMENT OF THE COMPANY'S SECOND AMENDED AND RESTATED 2011 LONG TERM INCENTIVE COMPENSATION PLAN

Summary of the Proposal

        Our Board has unanimously approved, subject to approval by our stockholders, the Plan Amendment. As described below, the Plan Amendment increases the number of shares available for awards under the Plan and extends the term of the Plan until May 24, 2026. Our Board believes that the continued effectiveness of the Plan as a tool to attract and retain talent is critical to our long-term goal of building stockholder value and recommends approval of the Plan Amendment by our stockholders.

        As of the record date, the number of shares available for delivery with respect to awards under the Plan was 2,836,777 shares. Shares withheld to satisfy tax withholding obligations or to pay the exercise price of an award are not considered to be delivered under the Plan. If an award is forfeited, canceled, exercised, paid or otherwise terminates or expires without the delivery of shares, the shares subject to such award are then available for new awards under the Plan. The maximum number of shares deliverable under the Plan also automatically increases after any issuance of additional shares of common stock by 15% of such issuance, unless our Board or an authorized committee thereof determines to increase the maximum number of shares of common stock deliverable under the Plan by a lesser amount. This automatic increase provision of our Plan is effective only upon the issuance of additional shares by us (for example, through a common stock offering) and additional shares are not added to the Plan upon the occurrence of other events such as the ending of the current fiscal year, the beginning of a new fiscal year or the passage of time.

        For the reasons explained below, our Board believes that the number of shares that may be delivered pursuant to awards under the Plan should be increased by 5 million additional shares. After giving effect to the Plan Amendment, the number of shares available for awards under the Plan would have been 17,239,790 shares (this figure includes shares currently subject to outstanding awards as well as shares that may be granted pursuant to future awards) as of the record date. As of the record date,

9,403,013 shares of restricted stock, including performance accelerated restricted shares, had been granted under the Plan. The closing market price of our common stock as of the record date was $5.07 per share, as reported on the NYSE.

Rationale for the Plan Amendment and Why Our Board Recommends that You Vote for Its Approval

  The Board Believes a Fixed Increase in the Number of Shares Authorized Under the Plan is in the Best Interests of Our Stockholders Due to the Impact Employee Retention has on Performance

        Our operating environment in 2015 was characterized by significant commodity price volatility, distress in the capital markets, and considerable uncertainty with respect to the future of our industry. While we believe we are well situated to navigate today's challenging environment and prosper in the years ahead, we know that our ability to do so will be contingent upon our success in attracting and retaining key employees with experience and skill sets that fit our culture and corporate strategy.

        Our 2015 results were driven by a team focused on financial discipline and operating efficiencies. At Catarina, our most active area of development in 2015, we achieved a 40% improvement in EUR and a reduction in average well cost from $8.8 million when we acquired the asset in 2014 to $3.5 million in 2015, a savings of approximately 60% per well, on average, in less than two years. As a result of these aggressive cost savings, we successfully increased production with less capital spending than originally planned for 2015. This allowed us to exit 2015 with liquidity of $735 million, including $435 million in cash. For 2016, our capital budget is expected to range between $200 million and $250 million, a reduction of approximately 60% when compared to 2015 capital spending levels, which we anticipate we will fund with available cash and cash flow from operations. Our forecast production of between 48,000 and 52,000 BOE/D in 2016 represents no material change when compared to 2015 production, despite significantly lower capital spending.

        Our ability to achieve strong operating and financial results is a function of the team we have assembled, which has experience in commodity down cycles like the one we face today, and the incentives we use to promote performance at all levels of our organization. In today's more challenging environment, fully trained and qualified individuals are increasingly in demand by our competitors, including peers and start-up companies, many of which are backed by private equity firms looking to capitalize on industry conditions, commodity price volatility, financial distress, and uncertainty. Competitive compensation packages, which include a combination of cash and equity compensation under the Plan, we believe are essential to our efforts to attract and retain key employees that are capable of driving our operating and financial results.

  Absent a Fixed Increase in the Number of Shares Authorized Under the Plan the Number of Shares Available to Attract and Retain Key Employees May Be Limited

        In light of the current price of our common stock relative to recent historical levels, we do not currently believe that the issuance of additional shares of our common stock in potentially dilutive capital markets transactions is attractive to us or in the best interests of our stockholders in the near term, although we expect to continue to consider issuing additional shares in connection with opportunistic acquisitions on a case-by-case basis. As a result (and except in the case of share issuances in connection with such opportunistic acquisitions), we do not believe that the automatic increase provisions of the Plan will be effective in providing us with the flexibility that we need to properly fashion competitive compensation packages for eligible participants under the Plan while allowing us to preserve cash and maintaining the desired level of financial flexibility.

        We also believe that the availability of alternative sources of capital to us, such as our recently completed transactions with SPP, may reduce our need to access external capital markets. In 2015, we successfully raised approximately $430 million in cash through the sale of two assets to SPP. Our strategic relationship with SPP, together with an extensive inventory of assets suitable for the master limited partnership model that may be opportunistically divested, provides a valuable source of potential capital and liquidity in the years ahead. Our ability to enhance liquidity without accessing external capital markets may limit future increases in the number of additional shares of common stock available for awards under the Plan pursuant to the automatic increase provisions of the Plan as such increases would be contingent upon the future issuance of shares of our common stock.

  Equity Incentive Awards Are Critical to Long-Term Stockholder Value Creation

        As discussed in the "Compensation Discussion & Analysis" section of this Proxy Statement, long-term equity-based incentive awards are central to our compensation philosophy and constitute a significant portion of our named executive officers' total compensation. Our Board and our Compensation Committee believe that our ability to grant equity incentive awards to new and existing executive officers, directors, our employees and those of our subsidiaries and Sanchez Group Members (as defined in the Plan) who provide services to us and eligible consultants has helped us to attract, retain and motivate professionals with superior ability, experience and leadership capability. We have historically issued restricted stock to these persons under the Plan, as our Board and Compensation Committee believe it aligns their interests with that of our stockholders, encourages retention and promotes actions that result in long-term stockholder value creation. We believe we must continue to offer a competitive equity compensation plan in order to attract, retain and motivate the industry-leading talent imperative to our continued growth and success. In addition, as we selectively add to our management team, we intend to continue to use equity incentive grants to attract and retain the best candidates and want to insure that we have sufficient shares available for awards under the Plan to achieve this goal.

  Equity Incentive Awards Helps Us to Maintain Maximum Financial Flexibility

        Liquidity is important to our business, as it provides the resources needed to manage through the current down cycle and to capitalize on new opportunities emerging from distress in the marketplace. In 2015, we executed a focused and disciplined strategic plan that allowed us to exit the year with total liquidity of $735 million, providing considerable resources to execute the Company's strategic plans in the years ahead. Our Board and Compensation Committee believe that compensation in the form of equity incentive awards under the Plan, in lieu of cash awards, will allow the Company to better manage its liquidity and maintain financial flexibility while still allowing us to provide competitive compensation packages needed to attract and retain key employees.

        For the reasons described above, our Board believes that the number of shares of common stock currently available for issuance under the Plan is insufficient and, after careful deliberation, our Board has adopted the Plan Amendment, subject to stockholder approval, pursuant to which the number of shares that could be delivered pursuant to awards under the Plan would be increased by 5 million additional shares. Longnecker & Associates, an independent compensation consulting firm, was consulted in connection with the adoption of the Plan Amendment and advised the Compensation Committee and the Board that the 5 million share increase under the Plan was in the best interest of the Company and its stockholders. Following the adoption of the Plan Amendment, the maximum number of shares deliverable under the Plan also automatically increases after each issuance of additional shares of common stock by 15% of such issuance, unless our Board determines to increase the maximum number of shares of common stock deliverable under the Plan by a lesser amount. However, our Board believes that potentially dilutive capital markets transactions are not in the best interest of the company or its stockholders and any potential acquisitions would need to be reviewed on case-by-case basis, thus potentially limiting the utility of the automatic increase provisions of the Plan.

  Consequences of Failing to Approve the Plan Amendment

        Failure of the Company's stockholders to approve this proposal will not affect the rights of existing award holders under the Plan or under any previously granted awards under the Plan. However, the Company would be required to reevaluate its compensation structure since adequate shares may not be available for equity award grants in the near future.

Summary of the Plan

        The principal terms and provisions of the Plan, as proposed to be amended by the Plan Amendment, are summarized below. The summary, however, is not intended to be a complete description of all the terms of the Plan and is qualified in its entirety by reference to the complete text of the Plan, as proposed to be amended and restated, which is included in Appendix A to this Proxy Statement, in which we have shown the changes resulting from the proposed Plan Amendment, with deletions indicated by strikeouts and additions indicated by underlining. If the 5 million additional shares are approved for the Plan, we will register those shares on a Form S-8.

  Administration

        The Plan authorizes the Board, or a committee appointed by the Board (the "Plan Administrator"), to grant options, stock appreciation rights, restricted stock, phantom stock, other stock-based awards or stock awards, or any combination thereof. The Plan is administered by the Plan Administrator, who will select the recipients of any awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the Plan, establish the terms, conditions and other provisions of the grants.

  Shares Available for Issuance

        As of the record date, the number of shares available for delivery pursuant to awards under the Plan was 2,836,777 shares. Shares withheld to satisfy tax withholding obligations or to pay the exercise price of an award are not considered to be delivered under the Plan. In addition, if an award is forfeited, canceled, exercised, paid or otherwise terminates or expires without the delivery of shares, the shares subject to such award are then available for new awards under the Plan. There is no limitation on the number of awards that may be paid in cash. The maximum number of shares deliverable under the Plan also automatically increases after any issuance of additional shares of common stock by 15% of such issuance, unless the Plan Administrator determines to increase the maximum number of shares of common stock deliverable under the Plan by a lesser amount. This automatic increase provision of our Plan is effective only upon the issuance of additional shares by us (for example, through a common stock offering) and additional shares are not added to the Plan upon the occurrence of other events such as the ending of the current fiscal year, the beginning of a new fiscal year or the passage of time. For the reasons explained above, our Board believes that the number of shares that may be delivered pursuant to awards under the Plan should be increased by 5 million additional shares of our common stock. After giving effect to the Plan Amendment, the number of shares available for delivery pursuant to awards under the Plan would have been 7,836,777 shares (this figure only includes shares that may be granted pursuant to future awards) as of the record date. As of record date, 9,403,013 shares of restricted stock had been granted under the Plan, including performance accelerated restricted shares.

        With respect to any "equity restructuring" event that could result in an additional compensation expense to the Company pursuant to the provisions of FASB ASC Topic 718, if adjustments to awards with respect to such event were discretionary, the Plan Administrator shall equitably adjust the number and kind of shares and the terms and conditions, including price per share and performance criteria (if any), subject to the outstanding awards to equitably reflect such restructuring event and shall adjust the number and type of common shares (or other securities or property) with respect to which awards may be granted after such event. With respect to any other similar event that would not result in a FASB ASC Topic 718 accounting charge if the adjustment to awards with respect to such event were subject to discretionary action, the Plan Administrator has discretion to adjust awards.

  Eligibility

        Awards may be made to any director or consultant of the Company or any employee of the Company, a subsidiary of the Company or a Sanchez Group Member who provides services to the Company or a subsidiary of the Company. As of the record date, there were approximately 210 employees of the Sanchez Group Members providing services to the Company and its subsidiaries, five non-employee advisors and five non-employee directors eligible to participate in the Plan.

  Types of Awards

        Under the terms of the Plan, the Plan Administrator can grant any of the following awards, or a combination thereof.

        Stock Options.    A stock option is a right to buy a specified number of shares of our common stock at a specified exercise price during a specified period of time. The Plan Administrator will set option exercise prices and terms, except that, subject to certain exceptions, the exercise price of an option must be at least 100% of the fair market value of the common stock subject to that option on the date of grant. At the time of grant, the Plan Administrator in its sole discretion will determine when stock options are exercisable, how the exercise price will be paid and when the options expire. The Plan does not provide for incentive stock options (options that are qualified under Section 422 of the Code); all stock option awards under the Plan will be nonqualified stock options.

        Stock Appreciation Rights.    A stock appreciation right is an award of the right at some specified time in the future to receive a payment equal to the appreciation in the value of a certain number of shares of common stock. The Plan Administrator will set stock appreciation right strike prices and terms, except that, subject to certain exceptions, the strike price of a stock appreciation right must be at least 100% of the fair market value of the common stock subject to that stock appreciation right on the date of grant. At the time of grant, the Plan Administrator in its sole discretion will determine when stock appreciation rights are exercisable and when they expire. In general, a stock appreciation right is settled in common stock, cash, or a combination thereof. Upon exercise of a stock appreciation right, the holder is entitled to receive an amount equal to the number of shares of common stock subject to the stock appreciation right that are being exercised multiplied by the excess, if any, of the fair market value of one share of common stock on the exercise date over the strike price, less any applicable withholdings.

        Restricted Stock.    Restricted stock is common stock that is subject to forfeiture if certain conditions are not met. At the time of grant and as will be set forth in the award agreement, the Plan Administrator determines when and the conditions under which the restricted stock may become vested or forfeited, and the restricted stock will remain nontransferable and forfeitable until such time. The Plan Administrator may provide for accelerated vesting upon the death or disability of the holder, the achievement of specified performance goals or other events. To the extent provided by the Plan Administrator, a grant of restricted stock may provide that dividends paid with respect to the shares will be subject to the same forfeiture and other restrictions as the restricted stock.

        Phantom Stock.    Phantom stock is an award of notional shares that upon vesting entitles the holder to receive common stock or an amount of cash equal to the fair market value of such common stock, as determined by the Plan Administrator. Phantom stock may also be subject to forfeiture if certain conditions are not met. At the time of grant and as will be set forth in the award agreement, the Plan Administrator determines when and the conditions under which the phantom stock may become vested or forfeited, and the phantom stock will remain nontransferable and forfeitable until such time. The Plan Administrator may provide for accelerated vesting upon the death or disability of the holder, the achievement of specified performance goals or other events.

        Other Stock-Based Awards.    Other stock-based awards are awards denominated or payable in, valued in or otherwise based on or related to shares of common stock, in whole or in part, that the Plan Administrator may issue, either alone or in tandem with other awards, under such terms and conditions as the Plan Administrator may determine. Upon vesting, other stock-based awards may be paid in cash, shares of common stock (including restricted stock) or any combination thereof as set forth in the applicable award agreement.

        Stock Awards.    A stock award is a grant of a share of common stock that is not subject to forfeiture.

  Amendment and Termination of the Plan

        The Board may amend, alter, suspend, discontinue or terminate the Plan, except that if any applicable statute, rule or regulation requires stockholder approval with respect to any amendment of the Plan, then to the extent so required, stockholder approval will be obtained. The Plan terminates on May 24, 2026 unless earlier terminated by the Board or unless all shares available under the Plan have been issued.

Federal Income Tax Consequences

        The following is a general summary of the material U.S. federal income tax consequences to the Company and to recipients of certain awards under the Plan. The summary is based on the Code and the U.S. Treasury regulations promulgated thereunder in effect as of the date of this Proxy Statement, all of which may change with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to recipients of awards under the Plan. Recipients should consult with their personal tax advisors regarding individual circumstances and the tax consequences associated with receiving awards under the Plan.

        Nonqualified Stock Options.    In general, a recipient will not have any income at the time a nonqualified stock option is granted, nor will the Company be entitled to a deduction at that time. When a nonqualified stock option is exercised, the recipient generally will recognize ordinary income (whether the option price is paid in cash or by surrender of shares of common stock) in an amount equal to the excess of the fair market value of the shares to which the option exercise pertains over the option price.

        Stock Appreciation Rights.    In general, a recipient will not have any income at the time a stock appreciation right is granted, nor will the Company be entitled to a deduction at that time. When a stock appreciation right is exercised, the recipient generally will recognize ordinary income in an amount equal to any cash and/or the fair market value of any shares of common stock received.

        Restricted Stock.    A recipient generally will not recognize any income at the time an award of restricted stock is granted. Instead, the recipient will recognize ordinary income at the time of vesting or payout in an amount equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. However, pursuant to Section 83(b) of the Code, the recipient can file an election with the Internal Revenue Service to immediately recognize income upon the grant of the restricted stock award in an amount equal to the fair market value on the grant date minus any amount paid. Any subsequent gain or loss recognized upon disposition of shares vested pursuant to a restricted stock award by a recipient who made an effective 83(b) election will be either long or short term capital gain or loss depending on the holding period.

        Phantom Stock.    A recipient generally will not recognize any income at the time an award of phantom stock is granted. Instead, the recipient will recognize ordinary income at the time of payout or the subsequent lapse of any restrictions, depending on the nature of the restrictions, if any, imposed on the shares. The income will be in an amount equal to the fair market value (on the payout date or date the restrictions lapse, if applicable) of the shares or cash received. Tax consequences may vary depending on the terms of the phantom stock award.

        Other Stock-Based Awards and Stock Awards.    Assuming the other stock-based award or stock award is unrestricted, the recipient will be taxed on the other stock-based award or stock award in the year in which he or she received the award. The recipient will be taxed on the aggregate fair market value of the shares of common stock distributed.

        Income Tax Consequences to the Company.    The Company generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income, provided that the deduction is not disallowed by Section 162(m) of the Code or otherwise limited by the Code.

Equity Compensation Plan Information

        The following table sets forth certain information as of December 31, 2015 regarding the Plan, which is the Company's only equity compensation plan, and does not take into account any of the additional shares that are being requested pursuant to this Item 2.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
	(A)	(B)	(C)
Equity compensation plans approved by security holders	—	N/A	5,242,056	(1)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	—	N/A	5,242,056	(1)

(1)
The maximum number of shares that may be delivered pursuant to the Plan is limited to (i) 4,000,000 shares of common stock plus the number of shares of common stock available under the predecessor to the Plan on the record date of the 2015 Annual Meeting (the "2015 Record Date") as well as (ii) upon the issuance of additional shares of common stock from time to time after the 2015 Record Date, an automatic increase of 15% of such issuance of additional shares of common stock, unless our board of directors determines to increase the maximum number of shares of common stock by a lesser amount.

New Plan Benefits

        The awards, if any, that may be granted to eligible participants under the Plan are subject to the discretion of the Board or the Compensation Committee and, therefore, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our executive officers, directors, our employees and those of our subsidiaries and Sanchez Group Members and consultants under the Plan. Therefore, a New Plan Benefits Table is not provided.

        The affirmative "FOR" vote of holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the proposed Plan Amendment to increase the number of shares available under the Plan by 5 million additional shares. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of approving this proposal.

Recommendation of our Board

        The Board unanimously recommends that stockholders vote FOR the proposed Plan Amendment to increase the number of shares available under the Plan by 5 million additional shares.

 ITEM THREE.    ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

        As required by Section 14A of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), we are seeking stockholder approval on an advisory, non-binding basis of the compensation of our named executive officers as disclosed in the section of this Proxy Statement titled "Compensation Discussion and Analysis," in addition to the related executive compensation tables. In this proposal, stockholders are being asked to vote on the following advisory resolution:

        "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

        Stockholders are urged to read the "Compensation Discussion and Analysis" section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy, and to refer to the related executive compensation tables. The compensation of our named executive officers is based on a philosophy that ties a substantial portion of an executive's compensation to our attainment of financial and other performance measures that, our Board believes, promote the creation of long-term stockholder value and position our Company for long-term success. As described more fully in the "Compensation Discussion and Analysis," the mix of fixed- and performance-based compensation, as well as the terms of cash bonuses and long-term equity incentive awards are designed to enable our Company to attract and maintain top talent while, at the same time, creating a close relationship between our Company's performance and overall stockholder return and the named executive officers' compensation. Our Compensation Committee and Board believe that the philosophy of the program, and hence the compensation awarded to named executive officers under the current program, fulfill these objectives.

        Although the vote is advisory and non-binding, our Board and Compensation Committee value the opinions that our stockholders express in their votes and will consider the voting results in connection with their ongoing evaluation of our compensation program.

        The affirmative "FOR" vote of holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of approving the advisory, non-binding proposal concerning the compensation of our named executive officers.

Recommendation of our Board

The Board unanimously recommends that stockholders vote FOR the advisory resolution approving the compensation of our named executive officers.

 ITEM FOUR.    RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee of the Board has selected KPMG as the independent auditors of the Company for 2016. KPMG has audited the Company's consolidated financial statements since June 19, 2015.

        The Board is submitting the selection of KPMG for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection of that firm as the Company's auditors.

        The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company's auditors. The stockholders' ratification of the appointment of KPMG does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

        The table below sets forth the aggregate fees billed by BDO USA, LLP, the Company's independent registered public accounting firm until June 19, 2015, and KPMG, the Company's current independent registered public accounting firm, for the fiscal years presented:

Fiscal Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)
Fiscal year ended December 31, 2015	$1,272,535	$—	$233,785	$—
Fiscal year ended December 31, 2014	$1,099,494	$73,090	$38,540	$—

(1)
Audit fees represent fees for professional services provided by our principal accountant in connection with the audit of our consolidated financial statements, the quarterly reviews of financial statements included in our Form 10-Q filings, the reviews of other statutory or regulatory filings and assistance with and review of documents filed with the SEC.

(2)
Audit-related fees are fees for assurance and related services that are reasonably related to the performance by our principal accountant of the audit or review of our financial statements that are not audit fees. For the year ended December 31, 2014, these fees were for financial statement audits of acquired businesses and consultation concerning the Plan, respectively.

(3)
Tax fees include fees for professional services performed by our principal accountant for tax compliance, including the preparation of tax returns, and tax advice and tax planning.

(4)
All other fees include the aggregate fees for products and services provided by our principal accountant that are not reported under "Audit Fees," "Audit-Related Fees" or "Tax Fees." There were no other fees incurred during the years ended December 31, 2015 and 2014.

        The charter of the Audit Committee requires that the Audit Committee review and pre-approve the plan and scope of KPMG's audit, tax and other services. After December 19, 2011, the date of the Company's IPO, the Audit Committee pre-approved 100% of the services described above under the captions "Audit Fees," "Audit-Related Fees," "Tax Fees" and "All Other Fees."

        The Company expects that representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Recommendation of our Board

The Board unanimously recommends that stockholders vote FOR the ratification of the selection of KPMG as the auditors of the Company for 2016.

 STOCKHOLDER PROPOSALS

        Any stockholder of the Company who desires to submit a proposal for action at the 2017 annual meeting of stockholders and wishes to have such proposal (a "Rule 14a-8 Proposal") included in the Company's proxy materials must submit such Rule 14a-8 Proposal to the Company so that it is received by the Company at its principal executive offices no later than December 25, 2016 or, in the event the Company's 2017 annual meeting is advanced or delayed more than 30 days from the date of the Annual Meeting, within a reasonable time before the Company begins to print and mail the proxy materials for the 2017 annual meeting. All such Rule 14a-8 Proposals should be in compliance with our by-laws and the SEC rules and regulations. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company's proxy materials.

        Any stockholder of the Company who desires to submit a proposal for action at the 2017 annual meeting of stockholders, but does not wish to have such proposal (a "Non-Rule 14a-8 Proposal") included in the Company's proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received between the opening of business on January 25, 2017 and the close of business on February 24, 2017, unless the Company notifies the stockholders otherwise. All such Non-Rule 14a-8 Proposals should be in compliance with our by-laws and the SEC rules and regulations. If a Non-Rule 14a-8 Proposal is not received by the Company on or before the close of business on February 24, 2017, then the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal.

        "Discretionary voting authority" is the ability to vote proxies that stockholders have executed and submitted to the Company on matters not specifically reflected in the Company's proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

        Written stockholder proposals should be addressed to Sanchez Energy Corporation, 1000 Main Street, Suite 3000, Houston, Texas 77002, Attention: Secretary. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

        The Nominating and Corporate Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2017 if that nomination is submitted in writing and received by the Secretary of the Company between the opening of business on January 25, 2017 and the close of business on February 24, 2017 to Sanchez Energy Corporation, 1000 Main Street, Suite 3000, Houston, Texas 77002, Attention: Secretary. All such written nominations should be in compliance with our by-laws and the SEC rules and regulations.

SOLICITATION OF PROXIES

        Solicitation of Proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company, who will not receive any additional compensation for these activities. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the reasonable forwarding expenses. Representatives of Continental will tabulate votes. The Company will bear all costs of the solicitation of proxies. In addition, the Company has engaged Okapi Partners LLC to assist with the solicitation of proxies in conjunction with the Annual Meeting for an estimated fee of $15,000 plus expenses.

 STOCKHOLDER LIST

        In accordance with the DGCL, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for 10 days before the Annual Meeting.

PROXY MATERIALS, ANNUAL REPORT AND OTHER INFORMATION

        The 2015 10-K is being made available to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 24, 2016:

        A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, THE 2015 10-K AND THE 2015 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE FREE OF CHARGE AT www.sanchezenergycorp.com/proxy.

        A copy of the Annual Report, as filed with the SEC on February 29, 2016, will be sent to any stockholder without charge upon written request. One copy of the Notice of Annual Meeting, this Proxy Statement and our Annual Report (the "Proxy Materials") will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. A copy of the Proxy Materials will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of the Proxy Materials was delivered. If two or more stockholders with a shared address are currently receiving only one copy of the Proxy Materials, then the stockholders may request to receive multiple packages in the future, or if a stockholder is currently receiving multiple packages of the Proxy Materials, then the stockholder may request to receive a single copy in the future. Such requests may be made by writing to Secretary, Sanchez Energy Corporation, 1000 Main Street, Suite 3000, Houston, Texas 77002 or by calling (713) 783-8000. The 2015 10-K is also available at the SEC's website in its EDGAR database at www.sec.gov.

 INTERNET AND TELEPHONE VOTING

        For shares of stock that are registered in your name, you may vote by Internet or telephone using procedures provided by Continental. Votes submitted by Internet or telephone must be received by 7:00 p.m., Eastern Time, on Monday, May 23, 2016. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

        The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting by Internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

        For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company's transfer agent), you will receive instructions with your Proxy Materials that you must follow in order to have your shares voted. Please review your Proxy or voting instruction card to determine whether you can vote by telephone or electronically.

SUBMIT A PROXY BY INTERNET—http://www.cstproxyvote.com

        For shares of stock that are registered in your name, you may vote by Internet or telephone using the following procedures. To vote by Internet, please access www.cstproxyvote.com, and have your proxy card available when you access the above website. Votes submitted by Internet or phone must be received by 7:00 p.m., Eastern Time, on Monday, May 23, 2016. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

SUBMIT A PROXY BY PHONE—1 (866) 894-0537

        To vote by phone, please dial 1 (866) 894-0537 and have your proxy card available when you call. Use any touch-tone telephone to transmit your voting instructions up until 7:00 p.m., Eastern Time, on Monday, May 23, 2016.

VOTE BY MAIL

        Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

FORWARD LOOKING STATEMENTS

        This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this Proxy Statement that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to estimates of our future production, operational and commercial benefits of joint ventures, strategic relationship with SPP, and our anticipated capital budget for fiscal year 2016. These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this Proxy Statement, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "would," "plan," "predict," "project," "profile," "model," "strategy," "future," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

        Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to failure of acquired assets to produce as anticipated, failure or delays on the part of our joint venture partners, failure to continue to produce oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth, and other factors described in our most recent Annual Report on Form 10-K and any updates to those risk factors set forth in our Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in the Company's filings with the SEC. Our filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC's website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events anticipated by the Company's forward-looking statements may not occur, and, if any of such events do occur, the Company may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results. Accordingly, you should not place any undue reliance on any of our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

******

        IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, BY TELEPHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIALS, BY COMPLETING, SIGNING AND RETURNING THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors,

Gregory B. Kopel Secretary

Houston, Texas
April 21, 2016

APPENDIX A

SANCHEZ ENERGY CORPORATION
~~SECOND~~THIRD AMENDED AND RESTATED
2011 LONG TERM INCENTIVE PLAN

SECTION 1.    Purpose of the Plan.

        The Sanchez Energy Corporation 2011 Long Term Incentive Plan was originally adopted by Sanchez Energy Corporation, a Delaware corporation (the "Company"), on November 25, 2011, was amended and restated on May 23, 2012 and May 21, 2015 and is hereby further amended and restated (as so amended and restated, the "Plan"). The Plan is intended to promote the interests of the Company by providing to Employees, consultants and Directors incentive compensation awards based on Common Shares to encourage superior performance. The Plan is also contemplated to enhance the ability of the Company and its Affiliates and Subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of the Company and to encourage them to devote their best efforts to advancing the business of the Company.

SECTION 2.    Definitions.

        As used in the Plan, the following terms shall have the meanings set forth below:

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Award" means an Option, Stock Appreciation Right, share of Restricted Stock, share of Phantom Stock, Other Stock-Based Award, or a Stock Award granted under the Plan.

        "Award Agreement" means the written or electronic agreement by which an Award shall be evidenced.

        "Board" means the Board of Directors of the Company.

        "Change of Control" means, and shall be deemed to have occurred upon one or more of the following events:

            (i)  any "person" or "group" within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than a Sanchez Group Member, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Company;

           (ii)  the stockholders of the Company approve and implement, in one or a series of transactions, a plan of complete liquidation of the Company; or

          (iii)  the sale or other disposition by the Company of all or substantially all of its assets in one or more transactions to any Person other than a Sanchez Group Member.

        Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Internal Revenue Code of 1986, as amended, "Change of Control" shall mean a "change of control event" as defined in the regulations and guidance issued under Section 409A.

        "Committee" means the Board, the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan.

        "Common Shares" means the Company's common stock, par value $0.01.

        "Director" means a member of the Board.

        "Disability" means, unless provided otherwise in the Award Agreement, an illness or injury that lasts at least six continuous months, is expected to be permanent and renders the Participant unable to carry out his or her duties to the Board, the Company or a Sanchez Group Member, as the case may be.

        "Employee" means an employee of the Company, a Subsidiary of the Company or a Sanchez Group Member.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" means the closing sales price of a Common Share on the principal national securities exchange or other market in which trading in Common Shares occurs on the applicable date (or, if there is no trading in the Common Shares on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). If Common Shares are not traded on a national securities exchange or other market at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

        "Option" means an option to purchase Common Shares granted under the Plan.

        "Other Stock-Based Award" means an Award granted pursuant to Section 6(d).

        "Participant" means an Employee, consultant or Director granted an Award under the Plan.

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

        "Phantom Stock" means notional shares granted under the Plan that upon vesting entitle the Participant to receive Common Shares or an amount of cash equal to the Fair Market Value of such Common Shares, as determined by the Committee in its discretion.

        "Restricted Period" means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is either not exercisable by or payable to the Participant, as the case may be.

        "Restricted Stock" means Common Shares granted under the Plan that are subject to a Restricted Period.

        "Rule 16b-3" means Rule 16b-3 promulgated by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

        "Sanchez Group Member" means Sanchez Oil & Gas Corporation, a Delaware corporation, Sanchez Energy Partners I, LP, a Delaware limited partnership, and their Affiliates (other than the Company).

        "SDR" means a dividend paid by the Company with respect to a share of Restricted Stock.

        "SEC" means the Securities and Exchange Commission, or any successor thereto.

        "Stock Appreciation Right" or "SAR" means a contingent right that entitles the holder to receive all or part of the excess of the Fair Market Value of a Common Share on the exercise date of the SAR over the exercise price of the SAR. Such excess shall be paid in Common Shares, cash or any combination thereof, in the discretion of the Committee.

        "Stock Award" means a grant of a Common Share that is not subject to a Restricted Period.

        "Subsidiary" means any entity (i) in which, at the relevant time, the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by all classes of equity interests issued by such entity, (ii) as to which, at the relevant time, the Company has the right, directly or indirectly, to appoint or designate, either independently or jointly with another Person, 50% or more of the members of the board of directors or (iii) as to which at the relevant time, the Company, directly or indirectly, (A) owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by classes of equity interests issued by the general partner or managing member of such entity or (B) has the right, directly or indirectly, to appoint or designate, either independently or jointly with another Person, 50% or more of the members of the board of directors of the general partner or managing member thereof.

SECTION 3.    Administration.

        The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation, all references in the Plan to the "Committee," other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer's right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a Person who is an officer subject to Rule 16b-3 or a member of the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or an Award Agreement in such manner and to such extent as the Committee deems necessary or appropriate. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate of the Company, any Participant, and any beneficiary of any Award.

SECTION 4.    Common Shares.

        (a)    Limits on Common Shares Deliverable.    Subject to adjustment as provided in Section 4(c), the maximum number of Common Shares that may be delivered with respect to Awards under the Plan (inclusive of Common Shares subject to Awards outstanding as of April ~~15~~1, ~~2015~~2016) shall be (i) ~~12,238,212~~17,239,790 shares plus (ii) upon the issuance of additional Common Shares from time to time after April ~~15~~1, ~~2015~~2016, an automatic increase equal to the lesser of (A) 15% of such issuance of additional Common Shares and (B) such lesser number of Common Shares as determined by the Committee; provided, however, that Common Shares withheld from an Award to either satisfy the Company's or any Affiliate of the Company's tax withholding obligations with respect to the Award or pay the exercise price of an Award shall not be considered to be Common Shares delivered under the Plan for this purpose. If any Award is forfeited, cancelled, exercised, paid, or otherwise terminates or expires without the actual delivery of Common Shares pursuant to such Award (the grant of Restricted Stock is not a delivery of Common Shares for this purpose), the Common Shares subject to such Award shall again be available for Awards under the Plan. There shall not be any limitation on the number of Awards that may be paid in cash.

        (b)    Sources of Common Shares Deliverable Under Awards.    Any Common Shares delivered pursuant to an Award shall consist, in whole or in part, of Common Shares newly issued by the Company, Common Shares acquired in the open market, from any Affiliate of the Company or from any other Person, or any combination of the foregoing, as determined by the Committee in its discretion.

        (c)    Anti-dilution Adjustments.    With respect to any "equity restructuring" event that could result in an additional compensation expense to the Company pursuant to the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718—Stock Compensation ("FASB ASC Topic 718"), if adjustments to Awards with respect to such event were discretionary, the Committee shall equitably adjust the number and type of Common Shares covered by each outstanding Award and the terms and conditions, including the exercise price and performance criteria (if any), of such Award to equitably reflect such restructuring event and shall adjust the number and type of Common Shares (or other securities or property) with respect to which Awards may be granted after such event. With respect to any other similar event that would not result in a FASB ASC Topic 718 accounting charge if the adjustment to Awards with respect to such event were subject to discretionary action, the Committee shall have complete discretion to adjust Awards in such manner as it deems appropriate with respect to such other event.

SECTION 5.    Eligibility.

        Any Employee, consultant or Director shall be eligible to be designated a Participant by the Committee and receive an Award under the Plan.

SECTION 6.    Awards.

        (a)    Options and SARs.    The Committee shall have the authority to determine the Employees, consultants and Directors to whom Options and/or SARs shall be granted, the number of Common Shares to be covered by each Option or SAR, the exercise price therefor, the Restricted Period and other conditions and limitations applicable to the exercise of the Option or SAR, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

            (i)  Exercise Price.    The exercise price per Common Share purchasable under an Option or subject to a SAR shall be determined by the Committee at the time the Option or SAR is granted but may not be less than the Fair Market Value of a Common Share as of the date of grant of the Option or SAR.

           (ii)  Time and Method of Exercise.    The Committee shall determine the exercise terms and the Restricted Period with respect to an Option or SAR grant, which may include, without limitation, (A) a provision for accelerated vesting upon the death or Disability of a Participant, the achievement of specified performance goals or such other events as the Committee may provide, and (B) the method or methods by which payment of the exercise price with respect to an Option may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Committee, withholding Common Shares from the Award, a "cashless-broker" exercise through procedures approved by the Committee, or any combination of the above methods, having a Fair Market Value on the exercise date equal to the relevant exercise price.

          (iii)  Forfeitures.    Except as otherwise provided in the terms of the Option or SAR Award Agreement, upon termination of a Participant's employment with or consulting services to the

  Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding unvested Options and SARs awarded to the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant's Options or SARs.

        (b)    Restricted Stock and Phantom Stock.    The Committee shall have the authority to determine the Employees, consultants and Directors to whom Restricted Stock and Phantom Stock shall be granted, the number of shares of Restricted Stock or Phantom Stock to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Stock or Phantom Stock may become vested or forfeited and such other terms and conditions as the Committee may establish with respect to such Awards which may include, without limitation, a provision for accelerated vesting upon the death or Disability of a Participant, the achievement of specified performance goals or such other events as the Committee may provide.

            (i)  SDRs.    To the extent provided by the Committee, in its discretion, a grant of Restricted Stock may provide that the dividends paid by the Company with respect to the Restricted Stock shall be subject to the same forfeiture and other restrictions as the Restricted Stock and, if restricted, such dividends shall be held, without interest, until the Restricted Stock vests or is forfeited with the SDR being paid or forfeited at the same time, as the case may be. In addition, the Committee may provide that such dividends be used to acquire additional Restricted Stock for the Participant. Such additional Restricted Stock may be subject to such vesting and other terms as the Committee may proscribe. Absent such a restriction on the SDRs in the Award Agreement, upon a dividend with respect to Restricted Stock, such dividend shall be paid promptly to the holder of the Restricted Stock without vesting restrictions.

           (ii)  Forfeitures.    Except as otherwise provided in the terms of the Restricted Stock or Phantom Stock Award Agreement, upon termination of a Participant's employment with or consulting services to the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding, unvested Restricted Stock and Phantom Stock awarded to the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant's Restricted Stock and/or Phantom Stock.

          (iii)  Lapse of Restrictions.

            (A)    Phantom Stock.    Upon or as soon as reasonably practical following the vesting of each share of Phantom Stock, subject to satisfying the tax withholding obligations of Section 8(b), the Participant shall be entitled to receive from the Company one Common Share or cash equal to the Fair Market Value of a Common Share, as determined by the Committee in its discretion.

            (B)    Restricted Stock.    Upon or as soon as reasonably practical following the vesting of each share of Restricted Stock, subject to satisfying the tax withholding obligations of Section 8(b), the Participant shall be entitled to have the restrictions removed from his or her share certificate so that the Participant then holds an unrestricted Common Share.

        (c)    Stock Awards.    Stock Awards may be granted under the Plan to such Employees, consultants and/or Directors and in such amounts as the Committee, in its discretion, may select.

        (d)    Other Stock-Based Awards.    Other Stock-Based Awards may be granted under the Plan to such Employees, consultants and/or Directors and in such amounts as the Committee, in its discretion, may select. An Other Stock-Based Award shall be an award denominated or payable in, valued in or otherwise based on or related to Common Shares, in whole or in part. The Committee shall determine the terms and conditions of any such Other Stock-Based Award. Upon vesting, an Other Stock-Based

Award may be paid in cash, Common Shares (including Restricted Stock) or any combination thereof as provided in the Award Agreement.

        (e)    General.

            (i)  Awards May Be Granted Separately or Together.    Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any of its Affiliates. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any of its Affiliates may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

           (ii)  Limits on Transfer of Awards.

            (A)  Except as provided in Section 6(e)(ii)(C), each Option and SAR shall be exercisable only by the Participant during the Participant's lifetime, or by the Person to whom the Participant's rights shall pass by will or the laws of descent and distribution.

            (B)  Except as provided in Section 6(e)(ii)(C), no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates.

            (C)  To the extent specifically provided by the Committee with respect to an Option or SAR, an Option or SAR may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

          (iii)  Term of Awards.    The term of each Award shall be for such period as may be determined by the Committee.

          (iv)  Stock Certificates.    All certificates for Common Shares or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Common Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions.

           (v)  Consideration for Grants.    Awards may be granted for such consideration, including services, as the Committee shall determine.

          (vi)  Delivery of Common Shares or other Securities and Payment by Participant of Consideration.    Notwithstanding anything in the Plan or any Award Agreement to the contrary, delivery of Common Shares pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Common Shares to deliver pursuant to such Award without violating applicable law or the applicable rules or regulations of any governmental agency or authority or securities exchange. No Common Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company.

SECTION 7.    Amendment and Termination.

        Except to the extent prohibited by applicable law:

          (a)    Amendments to the Plan.    Except as required by the rules of the principal securities exchange on which the Common Shares are traded and subject to Section 7(b), the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Common Shares available for Awards under the Plan, without the consent of any Participant, other holder or beneficiary of an Award, or any other Person.

          (b)    Amendments to Awards.    Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the rights or benefits of a Participant with respect to an Award without the consent of such Participant.

          (c)    Actions Upon the Occurrence of Certain Events.    Upon the occurrence of a Change of Control, any change in applicable law or regulation affecting the Plan or Awards thereunder, or any change in accounting principles affecting the financial statements of the Company, the Committee, in its sole discretion, without the consent of any Participant or holder of the Award, and on such terms and conditions as it deems appropriate, may take any one or more of the following actions in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or an outstanding Award:

              (i)  provide for either (A) the termination of any Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant's rights at such time (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant's rights, then such Award may be terminated by the Committee without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

             (ii)  provide that such Award be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or be exchanged for similar options, rights or awards covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests and prices;

            (iii)  make adjustments in the number and type of Common Shares (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards or in the terms and conditions of (including the exercise price), and the vesting and performance criteria included in, outstanding Awards, or both;

            (iv)  provide that such Award shall be exercisable or payable, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

             (v)  provide that the Award cannot be exercised or become payable after such event, i.e., shall terminate upon such event.

        Notwithstanding the foregoing, with respect to an above event that is an "equity restructuring" event that would be subject to a compensation expense pursuant FASB ASC Topic 718, the provisions in Section 4(c) shall control to the extent they are in conflict with the discretionary provisions of this Section 7.

SECTION 8.    General Provisions.

        (a)    No Rights to Award.    No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

        (b)    Tax Withholding.    Unless other arrangements have been made that are acceptable to the Committee, the Company or any of its Affiliates is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Common Shares, Common Shares that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee to satisfy the withholding obligations for the payment of such taxes.

        (c)    No Right to Employment or Services.    The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any of its Affiliates, to continue consulting services or to remain on the Board, as applicable. Furthermore, the Company or any of its Affiliates may at any time dismiss a Participant from employment free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or other agreement.

        (d)    Governing Law.    The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.

        (e)    Severability.    If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

        (f)    Other Laws.    The Committee may refuse to issue or transfer any Common Shares or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Common Shares or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Common Shares are then traded, or entitle the Company or any of its Affiliates to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to such Participant, holder or beneficiary.

        (g)    No Trust or Fund Created.    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate of the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate of the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate of the Company.

        (h)    No Fractional Common Shares.    No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Common Shares or whether such fractional Common Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

        (i)    Headings.    Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

        (j)    Facility Payment.    Any amounts payable hereunder to any Person under legal disability or who, in the judgment of the Committee, is unable to manage properly his or her financial affairs, may be paid to the legal representative of such Person, or may be applied for the benefit of such Person in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

        (k)    Gender and Number.    Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

SECTION 9.    Term of the Plan.

        The Plan shall be effective on the date hereof, which is the date on which it was approved by the stockholders of the Company, and shall continue until the earliest of (i) the date it is terminated by the Board, (ii) all Common Shares available under the Plan have been paid to Participants, or (iii) the 10th anniversary of the date the Plan is approved as provided above, May 24, 2026. However, any Award granted prior to such termination, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

Effective Date: May ~~21~~24, ~~2015~~2016

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet or Telephone - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail As a stockholder of Sanchez Energy Corporation (the “Company” or “our”), you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on Monday, May 23, 2016. Sanchez Energy Corporation INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY Please mark your votes like this FOR the nominee listed below WITHHOLD AUTHORITY to vote FOR AGAINST ABSTAIN 1. Election of (01) Gilbert A. Garcia as director 4. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year Election of (02) Sean M. Maher as director FOR AGAINST ABSTAIN 2. Proposal to amend the Company’s Second Amended and Restated 2011 Long Term Incentive Plan (the “Plan”) to increase the number of shares available for incentive awards under the Plan by 5 million additional shares of common stock FOR AGAINST ABSTAIN 3. Advisory vote to approve the compensation of our named executive officers COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature Signature Date , 2016. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give title as such. X PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Tuesday, May 24, 2016. The Proxy Statement and our 2015 Annual Report to Stockholders are available at: http://investor.sanchezenergycorp.com/phoenix.zhtml?c=248475&p=proxy FOLD HERE DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Sanchez Energy Corporation The undersigned hereby appoint(s) Antonio R. Sanchez, III and Kirsten Hink, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Sanchez Energy Corporation held of record by the undersigned at the close of business on April 1, 2016 at the Annual Meeting of Stockholders of Sanchez Energy Corporation to be held on Tuesday, May 24, 2016 or at any adjournment thereof. This Proxy will be voted as specified. If no specification is made, this Proxy will be voted IN FAVOR OF PROPOSALS 1, 2, 3 and 4, and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the Annual Meeting of Stockholders of Sanchez Energy Corporation to be held on Tuesday, May 24, 2016 or at any adjournment thereof. (Continued and to be marked, dated and signed, on the other side)